AGREEMENT AND PLAN OF MERGER

among

FERTITTA HOLDINGS, INC.,

FERTITTA ACQUISITION CO.,

TILMAN J. FERTITTA
solely for purposes of Sections 7.10, 9.03(b) and Article X

and

LANDRY’S RESTAURANTS, INC.

Dated as of June 16, 2008

ARTICLE I DEFINITIONS

SECTION 1.01 Definitions.

ARTICLE II THE MERGER

SECTION 2.01	The Merger.

SECTION 2.02	Closing.

SECTION 2.03	Effective Time.

SECTION 2.04	Effect of the Merger.

SECTION 2.05	Certificate of Incorporation; Bylaws.

SECTION 2.06	Directors and Officers.

ARTICLE III CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01	Conversion of Securities.

SECTION 3.02	Surrender of Certificates.

SECTION 3.03	Stock Transfer Books.

SECTION 3.04	Employee Equity Awards.

SECTION 3.05	Dissenting Shares.

SECTION 3.06	Timing of Equity Rollover.

ARTICLE IV REPRESENTATIONS AND WARRANTIES OF THE COMPANY

SECTION 4.01	Organization and Qualification; Subsidiaries.

SECTION 4.02	Organizational Documents.

SECTION 4.03	Capitalization.

SECTION 4.04	Authority Relative to this Agreement.

SECTION 4.05	No Conflict; Required Filings and Consents.

SECTION 4.06	Permits; Compliance.

SECTION 4.07	SEC Filings; Financial Statements; Undisclosed Liabilities.

SECTION 4.08	Absence of Certain Changes or Events.

SECTION 4.09	Absence of Litigation.

SECTION 4.10	Employee Benefit Plans.

SECTION 4.11	Labor Matters.

SECTION 4.12	Proxy Statement and Schedule 13E-3.

SECTION 4.13	Property; Leases.

SECTION 4.14	Contracts.

SECTION 4.15	Intellectual Property.

SECTION 4.16	Taxes.

SECTION 4.17	Environmental Matters.

SECTION 4.18	Brokers.

SECTION 4.19	Takeover Statutes.

ARTICLE V REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

SECTION 5.01	Corporate Organization.

SECTION 5.02	Authority Relative to This Agreement.

SECTION 5.03	No Conflict; Required Filings and Consents.

SECTION 5.04	Proxy Statement and Schedule 13E-3.

SECTION 5.05	Absence of Litigation.

SECTION 5.06	Interim Operations of Merger Sub.

SECTION 5.07	Financing.

SECTION 5.08	Brokers.

SECTION 5.09	Solvency.

SECTION 5.10	Ownership and Operations of Merger Sub.

SECTION 5.11	Vote/Approval Required.

SECTION 5.12	Ownership of Shares.

SECTION 5.13	Certain Arrangements.

SECTION 5.14	Gaming Approvals and Licensing Matters.

SECTION 5.15	No Knowledge of Inaccuracies; Access to Information.

ARTICLE VI CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

ARTICLE VII ADDITIONAL AGREEMENTS

SECTION 7.01	Special Meeting; Proxy Statement.

SECTION 7.02	Access to Information.

SECTION 7.03	Solicitation.

SECTION 7.04	Directors’ and Officers’ Indemnification.

SECTION 7.05	Regulatory Filings; Commercially Reasonable Efforts.

SECTION 7.06	Public Announcements.

SECTION 7.07	Advice of Changes.

SECTION 7.08	Financing.

SECTION 7.09	Control of Operations.

SECTION 7.10	Fertitta Voting Agreement.

ARTICLE VIII CONDITIONS TO THE MERGER

SECTION 8.01	Conditions to the Merger.

SECTION 8.02	Conditions to the Obligations of Parent and Merger Sub.

SECTION 8.03	Conditions to the Obligations of the Company.

ARTICLE IX TERMINATION, AMENDMENT and WAIVER

SECTION 9.01	Termination.

SECTION 9.02	Effect of Termination.

SECTION 9.03	Fees and Expenses.

SECTION 9.04	Amendment.

SECTION 9.05	Waiver.

ARTICLE X GENERAL PROVISIONS

SECTION 10.01	Non-Survival of Representations, Warranties and Agreements.

SECTION 10.02	Notices.

SECTION 10.03	Severability.

SECTION 10.04	Entire Agreement; Assignment.

SECTION 10.05	Parties in Interest.

SECTION 10.06	Specific Performance.

SECTION 10.07	Governing Law.

SECTION 10.08	Jurisdiction; Venue.

SECTION 10.09	Waiver of Jury Trial.

SECTION 10.10	Interpretation.

SECTION 10.11	Counterparts.

SECTION 10.12	Fertitta Guarantee.

AGREEMENT AND PLAN OF MERGER, dated as of June 16, 2008 (this “Agreement”), among FERTITTA HOLDINGS, INC., a Delaware corporation (“Parent”), FERTITTA ACQUISITION CO., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Tilman J. Fertitta (“Fertitta”) solely for purposes of Sections 7.10, 9.03(b) and Article X hereof, and LANDRY’S RESTAURANTS, INC., a Delaware corporation (the “Company”).

WHEREAS, the governing body of Parent, the Board of Directors of Merger Sub and a special committee (the “Special Committee”) of the Board of Directors of the Company (with authority delegated by the Board of Directors of the Company, hereinafter the “Board”) and the Board have each determined that it is in the best interests of their respective members or stockholders to consummate the merger (the “Merger”), upon the terms and subject to the conditions of this Agreement, of Merger Sub with and into the Company in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and such governing body, the Special Committee and Boards of Directors have approved this Agreement and the Special Committee and the Board have declared its fairness and advisability and have recommended that this Agreement be adopted by the Company’s stockholders;

WHEREAS, upon consummation of the Merger, each issued and outstanding share of common stock, par value $0.01 per share, of the Company (the “Company Common Stock”), will be converted into the right to receive $21.00 per share in cash, upon the terms and subject to the conditions set forth herein;

WHEREAS, pursuant to the Equity Commitment Letter (as defined herein) entered into as of the date of this Agreement, Fertitta committed to contribute Shares (as defined herein) and certain other assets to Parent immediately prior to the Effective Time in exchange for Equity Interests in Parent;

WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and the Transactions and also prescribe certain conditions to the Merger as specified herein.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parent, Merger Sub and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

SECTION 1.01 Definitions. For purposes of this Agreement:

“Acceptable Confidentiality Agreement” means a confidentiality, standstill and non-solicitation agreement having terms and provisions that are customary for transactions of a type similar to the Merger as determined by the Special Committee in its reasonable discretion.

“Acquisition Proposal” means any bona fide inquiry, offer or proposal (other than from Parent or Merger Sub or their respective Affiliates) concerning any (A) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company, (B) direct or indirect sale, lease, pledge or other disposition of assets or business of the Company representing 20% or more of the consolidated revenues, net income or assets of the Company and its subsidiaries, in a single transaction or a series of related transactions, (C) issuance, sale or other disposition by the Company to any person or group (other than Parent or Merger Sub or any of their respective Affiliates) of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 20% or more of the voting power of the Company, or (D) transaction or series of related transactions in which any person or group (other than Parent or Merger Sub or their respective Affiliates) acquires beneficial ownership, or the right to acquire beneficial ownership, of 20% or more of the outstanding Equity Interests of the Company.

“Action” means any action, arbitration, audit, hearing, litigation, suit or other proceeding (whether civil, criminal, governmental, administrative or private).

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“beneficial owner” has the meaning ascribed to such term under Rule 13d-3(a) of the Exchange Act.

“business day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings or, in the case of determining a date when any payment is due, any day on which banks are not required or authorized to close in New York City.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Reference Balance Sheet” means the audited consolidated balance sheet of the Company as of December 31, 2007 contained in its Annual Report on Form 10-K, filed with the SEC on March 17, 2008.

“contract” means any agreement, contract, lease, mortgage, power of attorney, evidence of indebtedness, letter of credit, license, instrument, obligation, purchase or sales order, or other commitment, whether oral or written, that is legally binding.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or credit arrangement or otherwise.

“Disinterested Director” means a member of the Board who (A) has no direct or indirect interest in Parent, whether as an investor or otherwise, (B) is not a Representative of any person who has any such interest in Parent and (C) is not otherwise Affiliated with Parent.

“Effective Time” means the date and time at which the Merger becomes effective.

“Encumbrance” means any charge, claim, community property interest, condition, easement, covenant, warrant, demand, encumbrance, equitable interest, lien, mortgage, option, purchase right, pledge, security interest, right of first refusal or other right of third parties or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

“Environmental Laws” means Laws relating to, or establishing standards of conduct for, human health and safety, worker health and safety, Hazardous Substances, or injury to or pollution or protection of the environment or natural resources, including ambient air, soil, surface waters or ground in effect as of the date hereof.

“Equity Interest” means (A) with respect to a corporation, any and all classes or series of shares of capital stock, (B) with respect to a partnership, limited liability company, trust or similar person, any and all classes or series of units, interests or other partnership/limited liability company interests and (C) with respect to any other person, any other security representing any direct equity ownership or participation in such person.

“Gaming Authority” means any Governmental Authority with regulatory control or jurisdiction over casino or other gaming activities and operations, including, without limitation, the Nevada Gaming Commission, the Nevada State Gaming Control Board and the National Indian Gaming Commission.

“Gaming Laws” means, with respect to any person, any Laws governing or relating to any current or contemplated casino or other gaming activities and operations of such person and its subsidiaries, including, without limitation, the rules and regulations established by any Gaming Authority.

“Governmental Authority” means any United States federal, state, provincial, supranational, city, county or local or any foreign government, governmental, regulatory or administrative authority, agency, instrumentality or commission and any court, tribunal, or judicial or arbitral body (including private bodies) and any political or other subdivision, department or branch of any of the foregoing.

“Hazardous Substances” means any chemicals, materials or substances, including without limitation, any petroleum, petroleum products, petroleum-derived substances, radioactive materials, hazardous wastes, polychlorinated biphenyls, lead-based paint, radon, urea formaldehyde, asbestos or any materials containing asbestos, pesticides regulated under Environmental Laws or defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “extremely hazardous substances,” “hazardous materials,” “hazardous constituents,” “toxic substances,” “pollutants,” “contaminants,” or any similar denomination intended to classify or regulate such chemicals, materials or substances by reason of their toxicity, carcinogenicity, ignitability, corrosivity or reactivity or other characteristics under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or any successor law, and regulations and rules issued pursuant to that Act or any successor law.

“Intellectual Property” means (A) United States, international, and foreign patents and patent applications, including divisionals, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof and counterparts claiming priority therefrom; utility models; invention disclosures; and statutory invention registrations and certificates; (B) United States and foreign registered, pending, and unregistered trademarks, service marks, trade dress, logos, trade names, corporate names and other source identifiers, domain names, Internet sites and web pages; and registrations and applications for registration for any of the foregoing, together with all of the goodwill associated therewith; (C) United States and foreign registered copyrights, and registrations and applications for registration thereof; rights of publicity; and copyrightable works; (D) all inventions and design rights (whether patentable or unpatentable) and all categories of trade secrets as defined in the Uniform Trade Secrets Act, including business, technical and financial information; and (E) confidential and proprietary information, including know-how.

“knowledge” means (A) with respect to Parent and Merger Sub, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01 of the Parent Disclosure Letter and (B) with respect to the Company, the actual knowledge, after reasonable inquiry, of the individuals listed on Section 1.01(a) of the Company Disclosure Letter. The term “known” and other forms of the word “knowledge” will have correlative meanings.

“Laws” means any foreign, federal, state, city or local statute, law, rule, ordinance, code or regulation, any Order, and any rule, interpretation, guidance or directive of any Governmental Authority.

“liability” means any liability of any kind whatsoever (whether known or unknown, asserted or unasserted, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether or not reflected or required by GAAP to be reflected on the Company Reference Balance Sheet).

“Liquor Laws” means any Laws governing or relating to the sale of liquor.

“Material Adverse Effect” means any event, development, change or circumstance (any such item, an “Effect”) that, either individually or in the aggregate, has caused or would reasonably be expected to cause a material adverse effect on the condition (financial or otherwise), results of operations, assets, liabilities (contingent or otherwise), properties, solvency, business, management or material agreements of the Company and its subsidiaries taken as a whole, except in each case for any Effect resulting from, arising out of or relating to any of the following, either alone or in combination: (A) any change in or interpretations of GAAP or any applicable Law, including Gaming Laws and Liquor Laws; (B) any change in interest rates or general economic conditions (i) in the industries or markets in which the Company or any of its subsidiaries operates, (ii) affecting the United States or foreign economies in general or (iii) in the United States or foreign financial, banking or securities markets, in each case which changes do not affect the Company and its subsidiaries to a materially disproportionate degree; (C) any natural disaster or act of God; (D) any act of terrorism or outbreak or escalation of hostilities or armed conflict; (E) the public announcement or pendency of this Agreement or the consummation of the Transactions, including (i) the identity of the acquiror, (ii) any delays or cancellations of orders, contracts or payments for the Company’s products or services, (iii) any loss of customers or suppliers or changes in such relationships or (iv) any loss of employees or labor disputes or employee strikes, slowdowns, job actions or work stoppages or labor union activities; (F) any shareholder or derivative litigation arising from allegations of a breach of fiduciary duty relating to this Agreement or the Transactions; (G) changes in the share price or trading volume of the Company Common Stock or the failure of the Company to meet its projections or the issuance of revised projections that are more pessimistic than those in existence as of the date of this Agreement; (H) any increase in the cost or availability of financing to Parent or Merger Sub; (I) the taking of any action expressly provided by this Agreement or consented to by Parent or Merger Sub; or (J) any action or omission of the Company or any of its subsidiaries taken at the direction of Fertitta outside the ordinary course of business and not approved by the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors.

“Order” means any award, writ, stipulation, injunction, judgment, order, decree, ruling, subpoena or verdict entered, issued, made or rendered by, or any contract with, any Governmental Authority.

“ordinary course of business” means the ordinary course of business of the Company and its subsidiaries consistent with past practice.

“Permits” means all Orders and all franchises, grants, authorizations, licenses, permits, consents, certificates and approvals of any Governmental Authority.

“Permitted Encumbrances” means:

(A) statutory liens for Taxes, assessments and governmental charges or levies imposed upon the Company or any of its subsidiaries not yet due and payable or that are being contested in good faith by appropriate proceedings and for which the Company has made adequate accruals in the Company Financials (as defined below) in accordance with GAAP,

(B) mechanics’, materialmen’s or similar statutory liens arising in the ordinary course of business for amounts not yet due or being diligently contested in good faith in appropriate proceedings and for which the Company has made adequate accruals in the Company Financials in accordance with GAAP,

(C) pledges or deposits to secure obligations under workers’ compensation laws or similar legislation or to secure public or statutory obligations and for which the Company has made adequate accruals in the Company Financials in accordance with GAAP,

(D) zoning, entitlement and other land use regulations by Governmental Authorities,

(E) easements, survey exceptions, leases, subleases and other occupancy contracts, reciprocal easements, restrictions and other customary encumbrances on title to real property that do not, in any such case, materially interfere with the actual use of such real property,

(F) encumbrances affecting the interest of the lessor of any Property, and

(G) liens relating to any indebtedness for borrowed money identified on Section 1.01(b) of the Company Disclosure Letter.

“person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association, Governmental Authority or other entity.

“Property” means any real property currently owned, leased, operated or managed by the Company or any of its subsidiaries.

“Shares” means the shares of Company Common Stock outstanding immediately prior to the Effective Time.

“subsidiary” means any person with respect to which a specified person directly or indirectly (A) owns a majority of the Equity Interests, (B) has the power to elect a majority of that person’s board of directors or similar governing body, or (C) otherwise has the power, directly or indirectly, to direct the business and policies of that person.

“Superior Proposal” means an Acquisition Proposal, except the references therein to “20%” shall be replaced by “50%”, which was not obtained in violation of Section 7.03(b), and which the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, in good faith determines would, if consummated, result in a transaction that is more favorable from a financial point of view to the stockholders of the Company, in their capacities as stockholders, other than Parent, Merger Sub and their respective Affiliates, than the Transactions (A) after consultation with its financial advisor, (B) after taking into account the likelihood of consummation of such transaction on the terms set forth therein, as compared to the terms herein, including, without limitation, the relative likelihood of obtaining the Requisite Stockholder Vote, and (C) after taking into account all appropriate legal, after consultation with its outside counsel, financial (including the financing terms of any such proposal), regulatory (including the relative likelihood of obtaining the requisite approvals under any applicable Gaming Law or Liquor Law) and other aspects of such proposal, including, without limitation the identity of the third party making such proposal and the terms of any written proposal by Parent made in accordance with Section 7.03(e) to amend or modify the terms of the Transactions.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Authority or other taxing authority, including: taxes or other charges on or with respect to income, franchise, windfall or other profits, gross receipts, property, sales, use, Equity Interests, payroll, employment, social security, workers’ compensation, unemployment compensation or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value-added or gains taxes; license, registration and documentation fees; and customers’ duties, tariffs and similar charges.

The following terms have the respective meanings set forth in the Sections set forth below:

Defined Term	Location of Definition
Agreement	Preamble
Alternative Financing	§7.08(b)
Alternative Financing Commitment	§7.08(b)
Award Payment	§ 3.04(b)
Board	Recitals
Board Recommendation	§4.04(b)
Certificate of Merger	§ 2.03
Certificates	§ 3.02(b)
Change of Board Recommendation	§7.03(e)
Closing	§ 2.02
Closing Date	§2.02
Company	Preamble
Company Board Approval	§ 4.04(b)
Company Common Stock	Recitals
Company Disclosure Letter	Article IV Preamble
Company Financials	§ 4.07(b)
Company Intellectual Property	§ 4.15 (a)
Company Preferred Stock	§ 4.03(a)
Company Stock Award	§ 3.04(a)
Company Stock Award Plans	§ 3.04(a)
Debt Financing	§ 5.07(a)
Debt Financing Commitments	§ 5.07(a)
Debt Financing Conditions	§7.08(a)
Dissenting Shares	§ 3.05
Dissenting Stockholder	§ 3.05
DGCL	Recitals
DOJ	§ 7.05(a)
Employees	§ 4.11(b)
Employment Laws	§ 4.11(b)
Environmental Permits	§ 4.06(a)
Equity Commitment Letter	§5.07(b)
Equity Financing	§5.07(b)
ERISA	§ 4.10(a)
ERISA Affiliate	§ 4.10(a)
Exchange Act	§ 4.05(b)
Excluded Party	§ 7.03(b)
Expense Reimbursement Amount	§ 9.02(a)
Fertitta	Preamble
Fertitta Employment Agreement	§9.03(b)
Fertitta Shares	§7.10(b)
Financing	§5.07(b)
Financing Agreements	§7.08(b)
Financing Commitments	§5.07(b)
First Tier Parent Termination Fee	§9.03(c)
FTC	§ 7.05(a)
GAAP	§ 4.07(b)
Gaming Approvals	§7.05(d)
Go-Shop Period End Date	§ 7.03(a)
Go-Shop Termination Fee	§9.03(b)
Guarantee Termination	§10.12(b)
Indemnified Parties	§ 7.04(a)
Interim Period	§6.01(a)
IRS	§ 4.10(b)
Licensed Intellectual Property	§ 4.15(a)
Licensed Persons	§7.05(e)
Merger	Recitals
Merger Consideration	§ 3.01(a)
Merger Sub	Preamble
Notice Period	§ 7.03(e)
NYSE	§ 4.05(b)
Obligations	§10.12(a)
Outside Date	§ 9.01(b)
Parent	Preamble
Parent Disclosure Letter	§5.07(a)
Parent Material Adverse Effect	§5.01(a)
Parent Termination Fee	§9.03(c)
Paying Agent	§ 3.02(a)
Payment Fund	§ 3.02(a)
Plans	§ 4.10(a)
Post Go-Shop Termination Fee	§9.03(b)
Preliminary Proxy Statement	§7.01(a)
Proxy Statement	§ 7.01(a)
Representatives	§ 7.02(a)
Requisite Stockholder Vote	§ 4.04(a)
Rights	§ 4.03(b)
Sarbanes-Oxley Act	§ 4.07(a)
Schedule 13E-3	§ 4.05(b)
SEC	§ 4.05(b)
SEC Reports	§ 4.07(a)
Second Tier Parent Termination Fee	§9.03(c)
Securities Act	§ 4.07(a)
Solicited Person	§ 7.03(a)
Solvent	§ 5.09
Special Committee	Recitals
Special Meeting	§ 7.01(c)
Surviving Corporation	§ 2.01
Takeover Law	§ 4.04(c)
Tax Returns	§ 4.16(a)
Tenant Leases	§ 4.13
Terminating Company Breach	§ 9.01(c)
Terminating Parent Breach	§ 9.01(d)
Termination Date	§ 9.01
Termination Fee	§ 9.03(b)
Transaction Costs	§ 9.03(a)
Transactions	§ 4.04(a)
Transfer	§7.10(c)
Voting Debt	§ 4.03(d)
Voting Agreement Termination	§7.10(a)

ARTICLE II

THE MERGER

SECTION 2.01 The Merger. Upon the terms of this Agreement and subject to the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII, and in accordance with the DGCL, at the Effective Time, (A) Merger Sub shall be merged with and into the Company, (B) the separate corporate existence of Merger Sub will cease and (C) the Company shall continue as the surviving corporation of the Merger (the “Surviving Corporation”).

SECTION 2.02 Closing. Unless this Agreement shall have been terminated in accordance with Section 9.01, and subject to the satisfaction or waiver of the conditions set forth in Article VIII, the closing of the Merger (the “Closing”) will take place at 10:00 a.m., New York City time, on a date (the “Closing Date”) to be specified by the parties, which shall be not later than the second business day after the satisfaction or, if permissible, waiver of the conditions set forth in Article VIII (other than those that by their terms are to be satisfied or waived at the Closing), at the offices of Olshan Grundman Frome Rosenzweig & Wolosky LLP, Park Avenue Tower, 65 East 55th Street, New York, NY, 10022, unless another time, date or place is agreed to in writing by Parent and the Company.

SECTION 2.03 Effective Time. Subject to the provisions of this Agreement, at the Closing, the Company shall cause a certificate of merger (the “Certificate of Merger”) to be executed, acknowledged and filed with the Secretary of State of the State of Delaware in accordance with Section 251 of the DGCL. The Merger will become effective at such time as the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware or at such later date or time as may be agreed by Merger Sub and the Company in writing and specified in the Certificate of Merger in accordance with the DGCL.

SECTION 2.04 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub will become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

SECTION 2.05 Certificate of Incorporation; Bylaws. At the Effective Time,

(a) the certificate of incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended to be in the form of Exhibit A and as so amended, will be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and as provided by applicable Law; and

(b) the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with applicable Law, the Certificate of Incorporation of the Surviving Corporation and such bylaws.

SECTION 2.06 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and bylaws of the Surviving Corporation, and the officers of the Company shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until the earlier of their death, resignation or removal.

ARTICLE III

CONVERSION OF SECURITIES; EXCHANGE OF CERTIFICATES

SECTION 3.01 Conversion of Securities. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities:

(a) Conversion of Company Common Stock. Each Share (other than any Shares to be canceled pursuant to Section 3.01(b) and any Dissenting Shares) will be canceled and converted automatically into the right to receive $21.00 in cash (the “Merger Consideration”) payable, without interest, to the holder of such Share, upon surrender, in the manner provided in Section 3.02, of the Certificate that formerly evidenced such Share.

(b) Cancellation of Treasury Stock and Parent-Owned Stock. Each Share held in the treasury of the Company and each Share owned by Merger Sub, Parent or any direct or indirect wholly owned subsidiary of Parent will be canceled automatically without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c) Equity Interests of Merger Sub. Each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

SECTION 3.02 Surrender of Certificates.

(a) Prior to the Effective Time, Parent shall (i) appoint a bank or trust company reasonably acceptable to the Company (the “Paying Agent”), and (ii) enter into a paying agent agreement, in form and substance reasonably acceptable to the Company, with such Paying Agent for the payment of the Merger Consideration in accordance with this Article III. Immediately prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a) (the “Payment Fund”). Except as contemplated by Section 3.02(d), the Payment Fund will not be used for any other purpose. The Paying Agent shall invest the Payment Fund as directed by Parent; provided, that, such investments shall be in obligations of or guaranteed by the United States of America or any agency or instrumentality thereof and backed by the full faith and credit of the United States of America, in commercial paper obligations rated A-1 or P-1 or better by Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, respectively, or in deposit accounts, certificates of deposit or banker’s acceptances of, repurchase or reverse repurchase contracts with, or Eurodollar time deposits purchased from, commercial banks with capital, surplus and undivided profits aggregating in excess of $1 billion (based on the most recent financial statements of such bank which are then publicly available).

(b) Payment Procedures. Promptly after the Effective Time, Parent shall cause the Paying Agent to mail to each person who was, at the Effective Time, a holder of record of Shares entitled to receive the Merger Consideration pursuant to Section 3.01(a): (i) a letter of transmittal, which shall be in customary form and shall specify that delivery shall be effected, and risk of loss and title to the certificates evidencing such Shares (the “Certificates”) shall pass, only upon proper delivery of the Certificates to the Paying Agent, and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration. Upon surrender to the Paying Agent of a Certificate for cancellation, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration for each Share formerly evidenced by such Certificate, and such Certificate shall then be canceled. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, payment of the Merger Consideration may be made to a person other than the person in whose name the Certificate so surrendered is registered if (x) the Certificate representing such Shares is properly endorsed or otherwise in proper form for transfer and (y) the person requesting such payment (1) has paid all transfer and other Taxes required by reason of such transfer or (2) established to the reasonable satisfaction of the Surviving Corporation that such Taxes either have been paid or are not applicable. Until surrendered as contemplated by this Section 3.02, each Certificate shall be deemed at all times after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration to which the holder of such Certificate is entitled pursuant to this Article III. No interest shall be paid or will accrue on any cash payable to holders of Certificates pursuant to the provisions of this Article III.

(c) No Further Rights. From and after the Effective Time, holders of Certificates shall cease to have any rights as stockholders of the Company, except as provided in this Agreement or by applicable Law.

(d) Termination of Payment Fund. Six months after the Effective Time, Parent shall cause the Paying Agent to deliver to Parent, upon demand, any portion of the Payment Fund that remains undistributed to the holders of Shares at such time, and any holders of Shares who have not theretofore complied with this Article III shall thereafter look only to the Surviving Corporation for, and the Surviving Corporation shall remain liable for, payment of their claim for the Merger Consideration. Any portion of the Payment Fund remaining unclaimed by holders of Shares as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of the Surviving Corporation free and clear of any claims or other Encumbrance of any person previously entitled thereto.

(e) No Liability. None of the Paying Agent, Merger Sub, Parent or the Surviving Corporation shall be liable to any holder of Shares or any other person for any such Shares (or dividends or distributions with respect thereto) or cash or other consideration delivered to a public official pursuant to any abandoned property, escheat or other Law.

(f) Withholding Rights. Each of the Paying Agent, the Surviving Corporation and Parent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to such payment under all applicable Laws. To the extent that amounts are so withheld by the Paying Agent, the Surviving Corporation or Parent, as the case may be, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Shares in respect of which such deduction and withholding was made.

(g) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent shall pay in respect of such lost, stolen or destroyed Certificate the Merger Consideration to which the holder thereof is entitled pursuant to Section 3.01(a).

SECTION 3.03 Stock Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of Shares on the records of the Company. From and after the Effective Time, the holders of Shares or Certificates shall cease to have any rights with respect to such Shares, or in the case of Certificates, the Shares evidenced thereby, except as otherwise provided in this Agreement or by applicable Law. On or after the Effective Time, any Certificates presented to the Paying Agent, the Surviving Corporation or Parent for any reason shall be canceled against delivery of the Merger Consideration to which the holders thereof are entitled pursuant to Section 3.01(a).

SECTION 3.04 Employee Equity Awards.

(a) Prior to the Effective Time, the Company shall take all reasonably necessary action, which action shall be effective as of the Effective Time, to:

(i) terminate the Company’s 1993 Stock Option Plan, Non-Qualified Formula Stock Option Plan for Non-Employee Directors, 2002 Employee/Rainforest Conversion Plan, 1995 Flexible Incentive Plan, 2003 Equity Incentive Plan and any stock options granted outside of a formal plan, in each case as amended through the date of this Agreement (collectively, the “Company Stock Award Plans”);

(ii) except as otherwise provided by the terms of any Company Stock Award Plan, provide that each outstanding option to purchase shares of Company Common Stock (each, a “Company Stock Award”) granted under the Company Stock Award Plans shall become fully vested, to the extent not already vested, subject to, and conditioned upon, the closing of the Merger; and

(iii) cause any Company Stock Award that is not exchanged as provided in Section 3.04(b) to be cancelled as of the Effective Time.

(b) Each holder of a Company Stock Award that is outstanding and unexercised as of the Effective Time and has an exercise price per Share that is less than the Merger Consideration shall be paid by the Surviving Corporation, in exchange for the cancellation of such Company Stock Award, an amount in cash (subject to any applicable withholding Taxes) equal to the product of (i) the difference between the Merger Consideration and the applicable exercise price per share of such Company Stock Award, and (ii) the aggregate number of shares of Company Common Stock issuable upon exercise of such Company Stock Award (the “Award Payment”). Except as otherwise expressly provided for in any agreement between the Company and any such holder, the Surviving Corporation or the Paying Agent shall make the Award Payments promptly after the Effective Time. Any such payments shall be subject to all applicable federal, state and local Tax withholding requirements.

(c) The Company shall promptly deliver to Parent, but in no event later than the Effective Time, true and complete copies of all documentation relating to or arising from the termination of the Company Stock Award Plans or other actions required to be taken pursuant to this Section 3.04.

(d) The Company shall take all necessary action to approve the disposition of the Company Stock Awards in connection with the Transactions to the extent necessary to exempt such dispositions under Rule 16b-3 of the Exchange Act.

SECTION 3.05 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary and to the extent available under the DGCL, any Shares outstanding immediately prior to the Effective Time that are held by a stockholder (a “Dissenting Stockholder”) who has (a) neither voted in favor of the adoption of this Agreement nor consented thereto in writing, (b) demanded properly in writing appraisal for such Shares (the “Dissenting Shares”) and (c) otherwise properly perfected and not withdrawn or lost his or her rights in accordance with Section 262 of the DGCL, will not be converted into, or represent the right to receive, the Merger Consideration. Such Dissenting Stockholders will be entitled to receive payment of the appraised value of Dissenting Shares held by them in accordance with the provisions of such Section 262, except that all Dissenting Shares held by stockholders who have failed to perfect or who effectively have withdrawn or lost their rights to appraisal of such Dissenting Shares pursuant to Section 262 of the DGCL will thereupon be deemed to have been converted into, and represent the right to receive, the Merger Consideration, without any interest thereon, in the manner provided in Article II. The Company shall give Parent prompt notice of any written demands for appraisal, attempted withdrawals of such demands, and any other instruments served pursuant to applicable Laws received by the Company relating to stockholders’ rights of appraisal. The Company shall give Parent the opportunity to participate in and direct all negotiations and proceedings with respect to demands for appraisal. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisals of Dissenting Shares, offer to settle or settle any such demands or approve any withdrawal or other treatment of any such demands.

SECTION 3.06 Timing of Equity Rollover. For the avoidance of doubt, the parties acknowledge and agree that the contribution of Shares and certain other assets to Parent pursuant to the Equity Commitment Letter will be deemed to occur immediately prior to the Effective Time and prior to any other event described above.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

As an inducement to Parent and Merger Sub to enter into this Agreement, the Company hereby represents and warrants to Parent and Merger Sub that, except (i) as otherwise disclosed in the SEC Reports filed prior to the date of this Agreement, excluding any disclosures set forth in any “risk factor” section thereof or any statements that constitute forward-looking statements in that such statements are predictive or forward-looking in nature; or (ii) as set forth in the disclosure letter delivered by the Company to Parent prior to the execution of this Agreement (the “Company Disclosure Letter”):

SECTION 4.01 Organization and Qualification; Subsidiaries.

(a) Each of the Company and its subsidiaries is a corporation, limited liability company or other legal entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of its jurisdiction of organization and, except for such failures that would not reasonably be expected to have a Material Adverse Effect:

(i) each of the Company and its subsidiaries has the requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and

(ii) each of the Company and its subsidiaries is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) The Company does not directly or indirectly own any Equity Interest in, or any interest convertible into or exchangeable or exercisable for any Equity Interests in, any person.

SECTION 4.02 Organizational Documents. The Company has heretofore made available to Parent a complete and correct copy of the organizational documents, each as amended to date, of the Company and its subsidiaries. Such organizational documents are in full force and effect.

SECTION 4.03 Capitalization.

(a) The authorized Equity Interests of the Company consist of 60,000,000 shares of Company Common Stock and 2,000,000 shares of preferred stock, par value $.01 per share (“Company Preferred Stock”). As of the date hereof,

(i) 16,144,546 shares of Company Common Stock were issued and outstanding, exclusive of treasury shares, all of which were validly issued, fully paid and nonassessable and were not issued in violation of any preemptive rights,

(ii) 24,058,113 shares of Company Common Stock were held in the treasury of the Company,

(iii) 1,298,176 shares of Company Common Stock were issuable upon exercise of outstanding stock options granted pursuant to the Company Stock Award Plans,

(iv) 1,007,745 shares of Company Common Stock were reserved for issuance under the Company Stock Award Plans (excluding the shares referenced in clause (iii) above), and

(v) no shares of Company Preferred Stock were issued and outstanding.

(b) Except as set forth in Section 4.03(a), there are no

(i) outstanding Equity Interests in the Company or any of its subsidiaries or securities exercisable or exchangeable for or convertible into any Equity Interests of the Company or any of its subsidiaries,

(ii) outstanding options, warrants, rights or contracts relating to the issued or unissued Equity Interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to issue or sell any Equity Interests in the Company or any of its subsidiaries,

(iii) outstanding stock appreciation rights, stock awards, restricted stock, restricted stock awards, performance units, phantom stock, profit participation or similar rights with respect to the Company or any of its subsidiaries or any of its Equity Interests (collectively, “Rights”) or obligation of the Company or any of its subsidiaries to issue or sell any such Right, or

(iv) voting trusts, proxies or other contracts with respect to the voting of any Equity Interests of the Company or any of its subsidiaries or giving any person any preemptive rights with respect to any future issuance of securities by the Company or any of its subsidiaries.

(c) All Equity Interests in each of the Company’s subsidiaries have been duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive rights and are owned by the Company and/or a subsidiary of the Company free and clear of all Encumbrances, other than Permitted Encumbrances. All shares of Company Common Stock subject to issuance under the Company Stock Award Plans, upon issuance on the terms and conditions specified in the instruments pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. There are no outstanding contractual obligations of the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Equity Interests of the Company or any of its subsidiaries or to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(d) Neither the Company nor any of its subsidiaries has outstanding any bonds, debentures, notes or other similar obligations the holders of which have the right to vote (or convertible into or exercisable or exchangeable for securities having the right to vote or other Equity Interests of the Company or any of its subsidiaries) with the stockholders of the Company or any of its subsidiaries on any matter (“Voting Debt”).

(e) Section 4.03(e) of the Company Disclosure Letter sets forth a true and complete list of each current or former Employee, officer, director, consultant or other service provider of the Company or any of its subsidiaries who holds a Company Stock Award under the Company Stock Award Plans as of the date hereof, together with the number of shares of Company Common Stock subject to such Company Stock Awards, the exercise price of such Company Stock Awards, and the expiration date of such Company Stock Awards. All Company Stock Awards have been issued in compliance with the Securities Act and, to the Company’s knowledge, any applicable state blue sky laws.

SECTION 4.04 Authority Relative to this Agreement.

(a) The Company has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder, and to consummate the Merger and the other transactions contemplated by this Agreement (collectively, the “Transactions”). The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the adoption of this Agreement by the holders of a majority of the then-outstanding shares of Company Common Stock (the “Requisite Stockholder Vote”) and the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

(b) The Board, acting upon the unanimous recommendation of the Special Committee, by resolutions duly adopted by unanimous vote (other than Fertitta who abstained) at a meeting duly called and held (the “Company Board Approval”), has duly (i) determined that this Agreement and the Merger are fair to, advisable and in the best interests of the Company and its stockholders (other than Parent, Merger Sub, Fertitta and their respective Affiliates), (ii) approved this Agreement and the Merger and (iii) recommended that the stockholders of the Company adopt this Agreement (the “Board Recommendation”) and directed that this Agreement and the Transactions be submitted for consideration by the Company’s stockholders in accordance with this Agreement.

(c) No “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover Law (each, a “Takeover Law”) is applicable to the Transactions. The approval of the Transactions by the Requisite Stockholder Vote is the only vote of the holders of any class or series of Equity Interests of the Company necessary to adopt this Agreement or approve the Transactions.

(d) The Special Committee has received the opinion of Cowen and Company, LLC, dated the date, or shortly prior to the date, of this Agreement, to the effect that, as of the date of such opinion, the Merger Consideration is fair, from a financial point of view, to the stockholders of the Company (other than Parent, Merger Sub, Fertitta and their respective Affiliates), a copy of which opinion has been delivered to Parent.

SECTION 4.05 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by the Company do not, and the consummation of the Transactions will not,

(i) conflict with or violate the organizational documents of the Company or any of its subsidiaries,

(ii) assuming that all consents, approvals, authorizations and other actions described in Section 4.05(b) have been obtained and all filings and notifications described in Section 4.05(b) have been made, conflict with or violate any Law applicable to the Company or any of its subsidiaries or by which any property or asset of the Company or any of its subsidiaries is bound, or

(iii) require the consent of any person under, or result in any breach or violation of or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is bound, except, with respect to clauses (ii) and (iii) of this Section 4.05(a), for any such conflicts, violations, breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

(b) The execution and delivery of this Agreement by the Company do not, and the performance of this Agreement by the Company will not, require any Permit of, or filing with or notification to, any Governmental Authority, except for:

(i) applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(ii) the pre-merger notification requirements of the HSR Act;

(iii) the filing with the Securities and Exchange Commission (the “SEC”) of the Proxy Statement and the related Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments or supplements thereto, the “Schedule 13E-3”);

(iv) any filings required under the rules and regulations of the New York Stock Exchange (“NYSE”);

(v) filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

(vi) any notices, filings, Permits or consents as may be required under applicable Gaming Laws and Liquor Laws; and

(vii) such Permits, filings and notifications the failure of which to obtain or make would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.06 Permits; Compliance.

(a) Each of the Company and its subsidiaries is in possession of all Permits necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, including Permits required under applicable Gaming Laws and Liquor Laws and under applicable Environmental Laws (the “Environmental Permits”), except where failure to be in possession of such Permits would not reasonably be expected to have a Material Adverse Effect. Section 4.06(a) of the Company Disclosure Letter contains a complete and accurate list of all such Permits. The Company and its subsidiaries are, and have been, in compliance with the terms and conditions of such Permits, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect and, as of the date of this Agreement, no suspension or cancellation of any such Permit is pending or, to the Company’s knowledge, threatened.

(b) Neither the Company nor any of its subsidiaries is in violation of any Law (including any Gaming Law or Liquor Law), except for such violations that would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.07 SEC Filings; Financial Statements; Undisclosed Liabilities.

(a) Each of the Company and its applicable subsidiaries has timely filed all forms, reports, statements and other documents (including all exhibits, supplements and amendments thereto) required to be filed by it with the SEC since January 1, 2006 (collectively, with any amendments thereto, the “SEC Reports”). Each SEC Report (including any financial statements or schedules included therein) (i) as of its date of filing and if amended prior to the date hereof as of the date of filing of such amendment, complied or, if filed subsequent to the date hereof, at the time of filing will comply, in all material respects with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, as the case may be, and the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), including, in each case, the rules and regulations promulgated thereunder, and (ii) as of its date of filing and if amended prior to the date hereof as of the date of filing of such amendment did not, or, if filed subsequent to the date of this Agreement, at the time of filing will not, contain any untrue statement of a material fact or, as of its date of filing and if amended prior to the date hereof as of the date of filing of such amendment, did not omit, or, if filed subsequent to the date of this Agreement, at the time of filing will not omit, to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were or are made, not misleading.

(b) Each of the financial statements (including, in each case, any notes and schedules thereto) included or incorporated by reference in the SEC Reports (collectively, the “Company Financials”) fairly presents or, if filed subsequent to the date hereof, will fairly present in all material respects the financial position, results of operations, cash flows and changes in stockholders’ equity of the Company and its subsidiaries as at the respective dates thereof and for the respective periods indicated therein except as otherwise noted therein (except that the unaudited statements may not contain footnotes and are subject to normal and recurring year-end adjustments, none of which are or are expected to be material in nature or amount) in all material respects in accordance with United States generally accepted accounting principles as in effect on the date hereof (“GAAP”) and the applicable rules and regulations promulgated by the SEC.

(c) Neither the Company nor any of its subsidiaries has any liabilities, other than liabilities (i) reflected on the Company Reference Balance Sheet, (ii) incurred subsequent to the date of the Company Reference Balance Sheet in the ordinary course of business, (iii) incurred pursuant to the Transactions, or (iv) that would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.08 Absence of Certain Changes or Events. Except as expressly contemplated or permitted by this Agreement, since January 1, 2008, each of the Company and its subsidiaries has conducted its business in the ordinary course consistent with past practice and there has not occurred (i) any Effect, including any damage to, destruction or loss of any asset of the Company or any of its subsidiaries (whether or not covered by insurance), constituting or that would reasonably be expected to have a Material Adverse Effect or (ii) any action or event that would require Parent’s consent under Section 6.01 if such action or event had occurred after the date of this Agreement.

SECTION 4.09 Absence of Litigation. There is no Action pending or, to the Company’s knowledge, threatened, against the Company or any of its subsidiaries or any property or asset of the Company or any of its subsidiaries that would, if adversely determined against the Company or any of its subsidiaries, reasonably be expected to have a Material Adverse Effect. Neither the Company, any of its subsidiaries or any property or asset of the Company or any of its subsidiaries is subject to any Order that has, or would reasonably be expected to have, a Material Adverse Effect.

SECTION 4.10 Employee Benefit Plans.

(a) Section 4.10(a) of the Company Disclosure Letter lists, with respect to the Company and any trade or business (whether or not incorporated) which is treated as a single employer with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), (i) all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), (ii) any stock option, stock purchase, phantom stock, stock appreciation right, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (iii) all material bonus, pension, profit sharing, savings, deferred compensation or incentive plans, programs, agreements or arrangements, (iv) other material fringe or employee benefit plans, programs, agreements or arrangements of the Company and (v) any material employment, change of control, retention or executive compensation or severance agreements, written or otherwise, as to which unsatisfied obligations of the Company remain for the benefit of, or relating to, any present or former Employee, consultant or director of the Company (together, the “Plans”).

(b) If required, any Plan intended to be qualified under Section 401(a) of the Code has either obtained from the Internal Revenue Service (“IRS”) a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986, or has applied or will apply to the IRS for such a determination letter prior to the expiration of the requisite period under applicable Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer.

(c) There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, by the Company or any of its ERISA Affiliates or, to the knowledge of the Company, by any trusts created thereunder or any trustee or administrator thereof, with respect to any Plan, except as would not reasonably be expected to have a Material Adverse Effect. Each Plan has been administered in accordance with its terms and in compliance with the requirements prescribed by all applicable Laws (including ERISA and the Code), except as would not reasonably be expected to have a Material Adverse Effect. The Company and each ERISA Affiliate have performed all material obligations required to be performed by them under, are not in default under or violation of, and have no knowledge of any default or violation by any other party to, any of the Plans, except as would not reasonably be expected to have a Material Adverse Effect. To the Company’s knowledge, all contributions and premiums required to be made by the Company or any ERISA Affiliate to any Plan have been made on or before their due dates. No Action has been brought, or to the knowledge of the Company is threatened, against or with respect to any such Plan, including any audit or inquiry by the IRS or United States Department of Labor, other than routine claims for benefits.

(d) Except as provided in this Agreement, the consummation of the Transactions (and either alone or in conjunction with any other event) will not (i) entitle any current or former Employee, director or consultant of the Company or any of its ERISA Affiliates to any payment (whether of severance pay, unemployment compensation, golden parachute, bonus or otherwise), (ii) accelerate, forgive indebtedness, vest, distribute, or increase benefits or obligation to fund benefits with respect to any Employee or director of the Company or any of its ERISA Affiliates, or (iii) accelerate the time of payment or vesting of Company Stock Awards, or increase the amount of compensation due any Employee, director or consultant.

(e) No amounts payable under any of the Plans will not be deductible for federal income tax purposes by virtue of Section 162(m) or Section 280G of the Code. None of the Plans contains any provision requiring a gross-up pursuant to Section 280G of the Code or similar tax provisions.

(f) Except as would not reasonably be expected to have a Material Adverse Effect, neither the Company nor any ERISA Affiliate has any liability with respect to any (i) employee pension benefit plan (within the meaning of Section 3(2) of ERISA) which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) “multiemployer plan” as defined in Section 3(37) of ERISA, or (iii) “multiple employer plan” (as defined in Section 4063 or 4064 of ERISA).

(g) Except as would not reasonably be expected to have a Material Adverse Effect, each Plan that is a non-qualified deferred compensation plan or arrangement subject to Section 409A of the Code has been operated and administered in good faith compliance with Section 409A of the Code from the period beginning January 1, 2005, or the date such Plan was established, whichever date is later, through the date hereof.

SECTION 4.11 Labor Matters.

(a) Neither the Company nor any of its subsidiaries (i) is a party to any collective bargaining or other labor union contract or (ii) has recognized or bargained with any union or labor organization.

(b) There has not been within the past two years, nor is there pending or, to the Company’s knowledge, threatened (i) any strike, slowdown, picketing or work stoppage by or with respect to any employees of the Company or any of its subsidiaries (collectively, “Employees”), or (ii) any Action against the Company or any of its subsidiaries relating to a violation or alleged violation of any Law relating to or establishing standards of conduct with respect to labor relations or employment matters (collectively, “Employment Laws”), including any charge or complaint filed by an Employee or union with the National Labor Relations Board, the Equal Employment Opportunity Commission, the Department of Labor or any other Governmental Authority or in any grievance or arbitration process, in each case, that would reasonably be expected to have a Material Adverse Effect.

(c) The Company and its subsidiaries are employing all of their Employees in compliance with all applicable Laws relating to employment and employment practices, including, without limitation, all applicable Laws related to taxation, employment standards, workers’ compensation, terms and conditions of employment, occupational health and safety, disability benefits, wages and hours, termination of employment, human rights, pay equity, employment equity, and, where applicable, the Worker Adjustment and Retraining Notification Act, except where failure to so comply would not reasonably be expected to have a Material Adverse Effect. There has been no harassment, discrimination, retaliatory act or similar claim or Action against the Company or any of its subsidiaries or any of their respective officers, directors or Employees that would reasonably be expected to have a Material Adverse Effect.

SECTION 4.12 Proxy Statement and Schedule 13E-3. None of the information included or incorporated by reference in the Proxy Statement or the Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting and at the time of any amendment or supplement thereof, or (b) in the case of the Schedule 13E-3, at the date it is first filed with the SEC and on the date of the filing of any amendment thereto; provided, however, that no representation or warranty is made by the Company with respect to statements made or incorporated by reference therein based on information supplied in writing (including electronically) by Parent, Merger Sub, Fertitta or any of their Representatives or Affiliates (other than the Company and its subsidiaries) in connection with the preparation of the Proxy Statement or Schedule 13E-3 for inclusion or incorporation by reference therein. The Proxy Statement and Schedule 13E-3 will comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder.

SECTION 4.13 Property; Leases. The Company and its subsidiaries have good and valid title in fee simple to all of their owned Property, free and clear of all Encumbrances, except for Permitted Encumbrances. Each of the Company and its subsidiaries has a valid and enforceable leasehold interest with respect to its leased Property, to the Company’s knowledge, free and clear of all Encumbrances other than Permitted Encumbrances, and each of the leases of such leasehold interests (the “Tenant Leases”) is in full force and effect. Neither the Company, any of its subsidiaries nor, to the knowledge of the Company, any other party to any Tenant Lease is in breach of or in default under any of the Tenant Leases, except for such breaches or defaults that would not reasonably be expected to have a Material Adverse Effect.

SECTION 4.14 Contracts.

(a) Except as may be filed as an exhibit to the SEC Reports as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, Section 4.14(a) of the Company Disclosure Letter lists or summarizes the following contracts to which the Company or any of its subsidiaries is a party or by which it is bound:

(i) any partnership, limited liability company or joint venture agreement;

(ii) any contract concerning non-competition that limits or otherwise restricts the Company or any of its subsidiaries or that would, after the Effective Time, limit or restrict Parent or the Surviving Corporation or any of their respective subsidiaries from engaging or competing in any line of business or in any geographic area; and

(iii) any contract relating to collective bargaining.

(b) With respect to each contract listed on Section 4.14(a) of the Company Disclosure Letter and each contract filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K as to which the Company or any of its subsidiaries has any continuing right or obligation, except as would not reasonably be expected to have a Material Adverse Effect: (i) such contract is legal, valid, binding and enforceable against the Company or its subsidiary and, to the Company’s knowledge, the other party thereto, and in full force and effect; (ii) such contract will continue to be legal, valid, binding and enforceable against the Surviving Corporation or its subsidiary and, to the Company’s knowledge, the other party thereto, and in full force and effect on identical terms following the Effective Time; (iii) neither the Company nor any of its subsidiaries is in breach or default, and no event has occurred that with the passage of time or giving of notice would constitute a breach or default by the Company or any of its subsidiaries, or permit termination or acceleration by the other party, under such contract; and (iv) to the Company’s knowledge, no other party to such contract is in breach or default, and no event has occurred that with the passage of time or giving of notice would constitute a breach or default by such other party, or permit termination or acceleration by the Company or any of its subsidiaries, under such contract.

SECTION 4.15 Intellectual Property.

(a) Section 4.15(a) of the Company Disclosure Letter contains a description of all material Intellectual Property (x) owned by the Company or any of its subsidiaries (the “Company Intellectual Property”) or (y) licensed by the Company or any of its subsidiaries for use in the conduct of its business (“Licensed Intellectual Property”).

(b) Except as would not reasonably be expected to have Material Adverse Effect:

(i) each of the Company and its subsidiaries has (A) all right, title and interest in and to all of its Company Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances and (B) all necessary proprietary rights in and to all of its Licensed Intellectual Property, free and clear of all Encumbrances, other than Permitted Encumbrances;

(ii) neither the Company nor any of its subsidiaries has received any written communication alleging that it has infringed the Intellectual Property rights of any third person;

(iii) to the Company’s knowledge, there is no unauthorized use, infringement or misappropriation of the Company Intellectual Property or Licensed Intellectual Property by any third party; and

(iv) neither the Company nor any of its subsidiaries is in default (or would with the giving of notice or lapse of time be in default) under any license to use any of the Licensed Intellectual Property.

SECTION 4.16 Taxes.

(a) Except as would not reasonably be expected to have a Material Adverse Effect, the Company and its subsidiaries have timely filed, or caused to be timely filed, all material federal, state, local and foreign Tax returns and reports required to be filed by them (collectively, “Tax Returns”) taking into account applicable extensions, and have paid, collected or withheld, or caused to be paid, collected or withheld, all material Taxes required to be paid, collected or withheld, other than such Taxes for which adequate reserves in the Company Financials have been established. As of the date hereof, there are no written claims or assessments pending against the Company or any of its subsidiaries for any alleged deficiency in any Tax, and neither the Company nor any of its subsidiaries has been notified in writing of any proposed Tax claims or assessments against the Company or any of its subsidiaries, other than, in each case, claims or assessments for which adequate reserves in the Company Financials have been established or which are being contested in good faith and other than claims or assessments that would not reasonably be expected to have a Material Adverse Effect. There are no liens for Taxes on the assets of the Company or any of its subsidiaries, except for Permitted Encumbrances and liens that would not reasonably be expected to have a Material Adverse Effect.

(b) As of the date hereof, neither the Company nor any of its subsidiaries is being audited by any foreign, federal or state taxing authority or, to the knowledge of the Company, has been notified by any foreign, federal or state taxing authority that any such audit is pending.

(c) The Company is not and (i) has not been at any time within the five-year period ending on the date hereof a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code and (ii) has never been a member of any consolidated, combined, unitary or affiliated group of corporations for any Tax purposes other than a group of which the Company is or was the common parent corporation.

SECTION 4.17 Environmental Matters.

(a) Neither the Company nor any of its subsidiaries is, to the Company’s knowledge, the subject of any investigation by any Governmental Authority, except for investigations that would not reasonably be expected to have a Material Adverse Effect, and neither the Company nor any of its subsidiaries has received any written notice or claim, or entered into any negotiations or agreements with any person, relating to any material liability or material remedial action under any applicable Environmental Laws.

(b) Each of the Company and its subsidiaries has for the past three years complied, and is currently in compliance with, all Environmental Laws, except for failures to comply that would not reasonably be expected to have a Material Adverse Effect.

(c) Neither the Company nor any of its subsidiaries has manufactured, treated, stored, disposed of, generated, handled or released any Hazardous Substances in a manner that has given or is reasonably expected to give rise to any liability to the Company or any of its subsidiaries under Environmental Laws, except for actions that would not reasonably be expected to have a Material Adverse Effect.

(d) No Hazardous Substances have been released from or otherwise come to be located at any Property in a manner that has given rise to any liability to the Company or any of its subsidiaries under Environmental Laws, except as would not reasonably be expected to have a Material Adverse Effect.

(e) The representations in this Section 4.17 and Section 4.06(a) are the sole and exclusive representations and warranties concerning environmental matters, environmental compliance or the environmental condition of the Property.

SECTION 4.18 Brokers. Except for Cowen and Company, LLC, the fees of which will be borne by the Company, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by the Special Committee on behalf of the Company.

SECTION 4.19 Takeover Statutes. The approval by the Board of this Agreement, the Merger and the other Transactions constitutes approval of this Agreement, the Merger and the other Transactions for purposes of Section 203 of the DGCL and represents the only action necessary to ensure that Section 203 of the DGCL does not and will not apply to the execution, delivery, performance and consummation of this Agreement, the Merger and the other Transactions.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

As an inducement to the Company to enter into this Agreement, Parent and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

SECTION 5.01 Corporate Organization.

(a) Each of Parent and Merger Sub is an entity duly organized, validly existing and in good standing (to the extent such concept is legally recognized) under the Laws of the state of its organization and, except for such failures that would not, individually or in the aggregate, reasonably be expected to prevent or materially delay or materially impair the ability of Parent or Merger Sub to consummate the Merger or any of the other Transactions (a “Parent Material Adverse Effect”):

(i) each of Parent and Merger Sub has the requisite limited liability company or corporate power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted; and

(ii) each of Parent and Merger Sub is duly qualified or licensed to do business as a foreign corporation, limited liability company or other legal entity and is in good standing (to the extent such concept is legally recognized) in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary.

(b) The organizational or governing documents of Parent and Merger Sub, as previously provided to the Company, are in full force and effect. Neither Parent nor Merger Sub is in violation of its organizational or governing documents.

SECTION 5.02 Authority Relative to This Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions have been duly and validly authorized by all necessary action, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or to consummate the Transactions, other than, with respect to the Merger, the filing and recordation of appropriate merger documents as required by the DGCL. This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub enforceable against each of Parent and Merger Sub in accordance with its terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies.

SECTION 5.03 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the consummation of the Transactions will not,

(i) conflict with or violate the certificate of incorporation or bylaws or other organizational or governing documents of either Parent or Merger Sub,

(ii) assuming that all consents, approvals, authorizations and other actions described in subsection (b) have been obtained and all filings and notifications described in subsection (b) have been made, conflict with or violate any Law applicable to Parent or Merger Sub or by which any property or asset of either of them is bound, or

(iii) result in any breach or violation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any contract to which Parent or Merger Sub is a party or by which Parent or Merger Sub or any property or asset of either of them is bound, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches or defaults that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) The execution and delivery of this Agreement by Parent and Merger Sub do not, and the performance of this Agreement by Parent and Merger Sub will not, require any Permit of, or filing with, or notification to, any Governmental Authority, except for:

(i) applicable requirements, if any, of the Exchange Act;

(ii) the pre-merger notification requirements of the HSR Act;

(iii) the filing with the SEC of the Proxy Statement and Schedule 13E-3;

(iv) any filings required under the rules and regulations of the NYSE;

(v) filing and recordation of appropriate merger documents as required by the DGCL and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business;

(vi) any notices, filings, Permits or consents as may be required under applicable Gaming Laws and Liquor Laws; and

(vii) such Permits, filings and notifications the failure of which to obtain or make would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

SECTION 5.04 Proxy Statement and Schedule 13E-3. None of the information supplied in writing (including electronically) by Parent, Merger Sub, Fertitta or any of their respective Representatives or Affiliates (other than the Company and its subsidiaries) for inclusion in the Proxy Statement or Schedule 13E-3 will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (a) in the case of the Proxy Statement, at the date it is first mailed to the Company’s stockholders and at the time of the Special Meeting, or (b) in the case of the Schedule 13E-3, at the date it is first filed with the SEC and on the date of the filing of any amendment thereto.

SECTION 5.05 Absence of Litigation. Except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, (a) there is no Action pending or, to Parent’s knowledge, threatened, against Parent or Merger Sub or any property or asset of Parent or Merger Sub and (b) neither Parent, Merger Sub nor any of their properties or assets is subject to any Order.

SECTION 5.06 Interim Operations of Merger Sub. Merger Sub was formed solely for the purpose of engaging in the Transactions and has not engaged in any business activities or conducted any operations other than incident to its formation and in connection with this Agreement, the Transactions and the Financing.

SECTION 5.07 Financing.

(a) Section 5.07(a) of the disclosure letter delivered by Parent to the Company immediately prior to the execution of this Agreement (the “Parent Disclosure Letter”) sets forth true, accurate and complete copies of executed commitment letters, related term sheets, the market flex and securities demand letter and fee letters from Jefferies Funding LLC, Jefferies & Company, Inc., Jefferies Finance LLC and Wells Fargo Foothill, LLC (collectively, the “Debt Financing Commitments”), pursuant to which the lenders party thereto have agreed, subject only to the terms and conditions set forth therein, to provide or cause to be provided to Parent and/or Merger Sub debt financing in the amounts set forth therein for the purposes of financing the Transactions and related fees and expenses and the other purposes set forth therein (the “Debt Financing”).

(b) Section 5.07(b) of the Parent Disclosure Letter sets forth a true, accurate and complete copy of an executed equity commitment letter (the “Equity Commitment Letter” and, together with the Debt Financing Commitments, the “Financing Commitments”), dated as of the date of this Agreement, for Fertitta, pursuant to which Fertitta has committed to contribute to Parent that number of Shares (which Shares will be cancelled in the Merger as provided in Section 3.01(b)) and the other assets set forth in such letter in exchange for Equity Interests in Parent immediately prior to the Effective Time (the “Equity Financing” and, together with the Debt Financing, the “Financing”).

(c) As of the date of this Agreement, (i) none of the Financing Commitments have been amended, supplemented or modified, in any respect, and (ii) the respective commitments contained in the Financing Commitments have not been withdrawn, terminated or rescinded, in any respect. Each of the Financing Commitments, in the form so delivered, is (x) in full force and effect as of the date hereof and (y) a valid and binding obligation of Parent, Merger Sub and/or Fertitta, as applicable, and, to Parent’s knowledge, each of the other parties thereto. There are no conditions precedent or other contingencies related to the funding of the full amount of the Financing, other than as set forth in the Financing Commitments. No event has occurred which, with or without notice, lapse of time or both, would constitute a breach or default on the part of Parent or Merger Sub under any term or condition of the Financing Commitments. Parent is unaware of any fact or occurrence existing on the date hereof that (with or without notice, lapse of time, or both) would reasonably be expected to (w) make any of the assumptions or any of the statements set forth in the Financing Commitments inaccurate in any material respect, (x) result in any of the conditions in the Financing Commitments not being satisfied, (y) cause any of the Financing Commitments to cease to be in full force and effect, or (z) otherwise result in the funding contemplated by the Financing Commitments not being available by the Outside Date in order to consummate the Transactions. Parent and/or Merger Sub have fully paid any and all commitment fees or other fees required by the Financing Commitments to be paid on or before the date of this Agreement, if any. The Financing Commitments contain all of the conditions precedent to the obligations of the parties thereunder to make the Debt Financing available to Parent and/or Merger Sub on the terms therein. Subject to the terms and conditions of each of the Financing Commitments and this Agreement, the aggregate proceeds contemplated by the Financing Commitments, including the number of Shares to be contributed to Parent immediately prior to the Effective Time pursuant to the Equity Commitment Letter, together with the cash on hand of Parent and Merger Sub at the Effective Time, will be sufficient to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions, to make any repayment or refinancing of indebtedness contemplated in connection with the Transactions and to pay all related fees and expenses.

SECTION 5.08 Brokers. Except for Jefferies Funding LLC, Jefferies & Company, Inc., Jefferies Finance LLC and Wells Fargo Foothill, LLC, the fees of which will be borne by Parent or an Affiliate thereof, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent or Merger Sub.

SECTION 5.09 Solvency. Assuming that (a) the Company and its subsidiaries are solvent immediately prior to the Effective Time and (b) the Company Financials fairly present in all material respects the financial condition of the Company and its subsidiaries as of the end of the periods covered thereby and the results of operations of the Company and its subsidiaries for the periods covered thereby, and after giving effect to the Transactions, including the Financing, any Alternative Financing and the payment of the aggregate Merger Consideration, payment of all amounts required to be paid in connection with the consummation of the Transactions, and payment of all related fees and expenses, each of Parent and the Surviving Corporation will be Solvent as of the Effective Time and immediately after the consummation of the Transactions. For the purposes of this Agreement, the term “Solvent” when used with respect to any person means that, as of any date of determination, (i) the amount of the “fair saleable value” of the assets of such person will, as of such date, exceed (A) the value of all “liabilities of such person, including contingent and other liabilities,” as of such date, as such quoted terms are generally determined in accordance with applicable Laws governing determinations of the insolvency of debtors, and (B) the amount that will be required to pay the probable liabilities of such person on its existing debts (including contingent and other liabilities) as such debts become absolute and mature, (ii) such person will not have, as of such date, an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged following such date, and (iii) such person will be able to pay its liabilities, including contingent and other liabilities, as they mature. For purposes of this definition, “not have an unreasonably small amount of capital for the operation of the businesses in which it is engaged or proposed to be engaged” and “able to pay its liabilities, including contingent and other liabilities, as they mature” means that such person will be able to generate enough cash from operations, asset dispositions or refinancing, or a combination thereof, to satisfy as they become due (x) any and all liabilities with respect to any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, legal, equitable, secured or unsecured or (y) the right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such equitable remedy is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, legal, equitable, secured or unsecured.

SECTION 5.10 Ownership and Operations of Merger Sub. As of the date of this Agreement, the authorized capital stock of Merger Sub consists of 1,000 shares of common stock, par value $0.01 per share, all of which are validly issued and outstanding. All of the issued and outstanding voting securities of Merger Sub are, and at the Effective Time will be, owned by Parent or a direct or indirect wholly owned subsidiary of Parent. All of the issued and outstanding voting securities of Parent are, and at the Effective Time will be, owned by Fertitta. Neither Parent nor Merger Sub has conducted any business other than incident to its formation and in connection with this Agreement, the Transactions and the Financing.

SECTION 5.11 Vote/Approval Required. No vote or consent of the holders of any class or series of Equity Interests in Parent is necessary to approve this Agreement or the Transactions. The vote or consent of Parent as the sole stockholder of Merger Sub, which will occur prior to the Effective Time, is the only vote or consent of the holders of any class or series of capital stock of Merger Sub necessary to approve the Transactions, including this Agreement. None of Parent, Merger Sub or Fertitta has entered into or granted any voting trusts, stockholders’ agreements, proxies or other similar instruments with respect to any voting securities of Parent or Merger Sub.

SECTION 5.12 Ownership of Shares. As of the date hereof, neither Parent nor Merger Sub owns any Shares, beneficially, of record or otherwise. Immediately prior to the Effective Time, Parent or Merger Sub will only own those Shares subject to the Equity Commitment Letter.

SECTION 5.13 Certain Arrangements. Other than the Equity Commitment Letter and any limited liability company operating agreement of Parent, there are no contracts between Parent, Merger Sub, Fertitta or any of their respective Affiliates (not including the Company and its subsidiaries), on the one hand, and Fertitta or any of his Affiliates (not including the Company and its subsidiaries) or any executive officer of the Company, on the other hand, as of the date hereof that relate in any way to the Company or the Transactions.

SECTION 5.14 Gaming Approvals and Licensing Matters. None of Parent, Merger Sub or Fertitta has ever been denied a gaming license, approval or related finding of suitability by any Gaming Authority, or had any gaming license revoked or suspended.

SECTION 5.15 No Knowledge of Inaccuracies; Access to Information.

(a) As of the date hereof, Parent does not have any knowledge that any of the Company’s representations and warranties set forth in Article IV of this Agreement are inaccurate.

(b) Parent and Merger Sub each acknowledge and agree that it (i) has had an opportunity to discuss the business of the Company and its subsidiaries with management of the Company, (ii) has had reasonable access to the books and records of the Company and its subsidiaries, (iii) has been afforded the opportunity to ask questions of and receive answers from officers of the Company and (iv) has conducted it own independent investigation of the Company and its subsidiaries, their respective businesses and the Transactions, and has not relied on any representation, warranty or other statement by any person on behalf of the Company or any of its subsidiaries, other than the representations and warranties of the Company expressly contained in Article IV of this Agreement and that all other representations and warranties are specifically disclaimed. No such discussions, access, questions or investigation shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto.

ARTICLE VI

CONDUCT OF BUSINESS PENDING THE MERGER

SECTION 6.01 Conduct of Business by the Company Pending the Merger.

(a) Between the date of this Agreement and the earlier of the Effective Time and the Termination Date (the “Interim Period”), except (x) as set forth in Section 6.01(a) of the Company Disclosure Letter, (y) with the prior written consent of Parent or (z) as otherwise contemplated by this Agreement or required by applicable Law, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and the executive officers of the Company (other than Fertitta) shall (i) not cause any of the Company or its subsidiaries to conduct its business other than, in all material respects, in the ordinary course of business; and (ii) use commercially reasonable efforts to preserve substantially intact the business organization of the Company and each of its subsidiaries, to keep available the services of the current officers, Employees and consultants of the Company and each of its subsidiaries, and to preserve, in all material respects, the current relationships of the Company and each of its subsidiaries with customers, licensees, suppliers and other persons with which the Company and each of its subsidiaries have business relations; provided, however, that any action taken or omitted to be taken by an executive officer of the Company at the direction of Fertitta that would otherwise constitute a breach of this Section 6.01(a) shall not be deemed to constitute such a breach.

(b) Without limiting the foregoing, except (x) as set forth in Section 6.01(b) of the Company Disclosure Letter, (y) with the prior written consent of Parent or (z) as otherwise contemplated by this Agreement or required by applicable Law, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and the executive officers of the Company (other than Fertitta) shall not cause any of the Company or its subsidiaries to, during the Interim Period, directly or indirectly:

(i) make, revoke or change any material Tax election, change in any material respect any method of Tax accounting, settle, compromise or incur any material liability for Taxes, fail to timely file any Tax Return that is due, file any amended Tax Return or material claim for refund, surrender any right to claim a material Tax refund, or consent to any extension or waiver of the statute of limitations period applicable to any material Tax claim or assessment, in each case except as required by GAAP or applicable Law;

(ii) make any material change in the accounting principles used by it unless required by a change in GAAP, applicable Law or any Governmental Authority;

(iii) except for short-term borrowings incurred in the ordinary course of business under its existing credit facility or other indebtedness not in excess of $1,000,000 in the aggregate, incur or guarantee indebtedness for borrowed money or commit to borrow money;

(iv) make any capital expenditure in excess of $1,000,000 in the aggregate, except for capital expenditures approved prior to the date hereof as part of the Company’s capital expenditures budget for the year ending December 31, 2008;

(v) except as set forth in Section 7.03, sell, lease, license, dispose or effect an Encumbrance (by merger, consolidation, sale of stock or assets or otherwise) of any material assets other than in the ordinary course of business;

(vi) make any material change in any compensation arrangement or contract with any present or former Employee, officer, director, consultant, stockholder or other service provider of the Company or any of its subsidiaries or establish, terminate or materially amend any Plan or increase benefits (including acceleration of benefits under Plans other than the Company Stock Award Plans) under any Plan, or grant any Company Stock Awards or other awards under any Company Stock Award Plan, in each case other than (A) required pursuant to the terms of any Plan as in effect on the date of this Agreement or (B) required by Law;

(vii) declare, set aside or pay any dividend or make any other distribution with respect to Equity Interests of the Company or any of its subsidiaries, or otherwise make any payments to stockholders in their capacity as such;

(viii) effect a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act;

(ix) (A) issue, deliver, sell, pledge, transfer, convey, dispose or permit the imposition of an Encumbrance on any Equity Interests, or any options, warrants, securities exercisable, exchangeable or convertible into any Equity Interest or any Right or Voting Debt other than the issuance of Shares upon the exercise of Company Stock Awards outstanding as of the date of this Agreement, (B) redeem, purchase or otherwise acquire, or propose to redeem, purchase or otherwise acquire, any of its outstanding Equity Interests or (C) split, combine, subdivide or reclassify any Equity Interests;

(x) enter into any material contract providing for the sale or license of Intellectual Property;

(xi) license, lease, acquire, sublease, grant any Encumbrance affecting and/or transfer any material interest in any Property other than leases entered into in the ordinary course of business, or enter into any amendment, extension or termination of any leasehold interest in any Property other than in the ordinary course of business;

(xii) make any acquisition of, capital contributions to, or investment in, assets or stock of any person (whether by way of merger, consolidation, tender offer, share exchange or other activity);

(xiii) except as otherwise expressly permitted by Section 7.03, merge or consolidate with any person;

(xiv) enter into, terminate or materially amend any contract listed in Section 4.14(a) of the Company Disclosure Letter or filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2007 as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K, or that would be required to be so listed or filed had such contract been entered into prior to the date hereof;

(xv) enter into or materially modify any commitment with any person with respect to potential gaming activities in any jurisdiction;

(xvi) except in the ordinary course of business and consistent with the Gaming Laws (including Regulation 6 of the Nevada State Gaming Commission), change any policy regarding the issuance of credit instruments at any of its gaming operations;

(xvii) offer, place or arrange any issue of debt securities or commercial bank or other credit facilities that would be reasonably expected to compete with or impede the Financing or cause the breach of any provisions of the Financing Commitments or cause any condition set forth in the Financing Commitments not to be satisfied;

(xviii) waive, release, assign, settle or compromise any material claims, or any material litigation or arbitration;

(xix) satisfy, discharge, waive or settle any material liabilities, other than in the ordinary course of business;

(xx) amend the Company’s or any of its subsidiaries’ organizational or governing documents; or

(xxi) enter into any contract to do any of the actions prohibited by this Section 6.01(b);

provided, however, that any action taken or omitted to be taken by an executive officer of the Company at the direction of Fertitta that would otherwise constitute a breach of this Section 6.01(b) shall not be deemed to constitute such a breach.

ARTICLE VII

ADDITIONAL AGREEMENTS

SECTION 7.01 Special Meeting; Proxy Statement.

(a) As promptly as practicable following the date hereof, the Company, in cooperation with and subject to the approval of the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall, in accordance with applicable Law: (i) prepare and file, within 25 days after the date hereof, with the SEC a preliminary proxy statement (the “Preliminary Proxy Statement”) relating to the Transactions and this Agreement; (ii) after consultation with Parent, respond as promptly as reasonably practicable to any comments made by the SEC with respect to the Preliminary Proxy Statement (including filing as promptly as reasonably practicable any amendments or supplements thereto necessary to be filed in response to any such comments or as required by Law); (iii) use commercially reasonable efforts to have the SEC confirm that it has no further comments thereto; and (iv) cause a definitive proxy statement, including any amendments or supplements thereto (the “Proxy Statement”), to be mailed to its stockholders at the earliest practicable date after the date that the SEC confirms it has no further comments; provided, however, that no amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement will be made by the Company without prior consultation with Parent and its counsel; provided, further, however, that the Company shall not be required to mail the Proxy Statement to its stockholders, or to call, give notice of, convene or hold the Special Meeting (as defined below), on or prior to the Go-Shop Period End Date. In connection with the filing of the Preliminary Proxy Statement and the Proxy Statement, the Company, in cooperation with and subject to the approval of the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, and Parent shall cooperate to: (i) concurrently with the preparation and filing of the Preliminary Proxy Statement and the Proxy Statement (including any amendments or supplements thereto), jointly prepare and file with the SEC the Schedule 13E-3 relating to the Transactions and furnish to each other all information concerning such party as may be reasonably requested by the other party in connection with the preparation of the Schedule 13E-3; (ii) respond as promptly as reasonably practicable to any comments received from the SEC with respect to such filings and will consult with each other prior to providing such response; (iii) as promptly as reasonably practicable after consulting with each other, prepare and file any amendments or supplements necessary to be filed in response to any SEC comments or as required by Law; (iv) have cleared by the SEC the Schedule 13E-3; and (v) to the extent required by applicable Law, as promptly as reasonably practicable prepare, file and distribute to the stockholders of the Company any supplement or amendment to the Schedule 13E-3 if any event shall occur which requires such action at any time prior to the Special Meeting.

(b) The Company shall, in accordance with applicable Law, notify Parent promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement or for additional information and will supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement. The Company shall give Parent a reasonable opportunity to comment on any correspondence with the SEC or its staff or any proposed material to be included in the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement prior to transmission to the SEC or its staff and shall not, unless required by Law, transmit any such material to which Parent reasonably objects. If the Company discovers at any time prior to the Special Meeting any information that, pursuant to the Exchange Act, is required to be set forth in an amendment or supplement to the Proxy Statement, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall promptly transmit such amendment or supplement to its stockholders.

(c) The Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall, subject to Section 7.01(a) and in accordance with applicable Law, duly call, give notice of, convene and, unless this Agreement has been terminated, hold a special meeting of its stockholders (the “Special Meeting”) for the purposes of considering and taking action upon the approval and adoption of this Agreement and the Transactions, including adjourning such meeting for up to ten business days to obtain such approval. Unless the Board or Special Committee, as applicable, has withdrawn or modified its approval or recommendation of this Agreement as expressly permitted by Section 7.03, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall (i) use commercially reasonable efforts to solicit the approval of this Agreement by the stockholders of the Company and (ii) include in the Proxy Statement (A) the Special Committee’s and the Board’s declaration of the fairness and advisability of this Agreement and the Board Recommendation, and (B) disclosure regarding the approval of the Special Committee and the Board. Notwithstanding the foregoing, the Company may adjourn or postpone the Special Meeting as and to the extent required by applicable Law.

SECTION 7.02 Access to Information.

(a) During the Interim Period, and in compliance with applicable Laws, each of the Company and its subsidiaries shall, and shall cause each of its respective officers, directors, employees, auditors, investment bankers, counsel, agents and other representatives (“Representatives”) to afford the Representatives of Parent and Merger Sub reasonable access at all reasonable times to the officers, employees, properties, offices and other facilities, books and records of the Company and each of its subsidiaries, and shall furnish Parent and Merger Sub with such financial, operating and other data and information as Parent or Merger Sub, through its officers, employees or agents, may reasonably request.

(b) No investigation pursuant to this Section 7.02 or otherwise shall affect or be deemed to modify any representation or warranty in this Agreement of any party hereto.

SECTION 7.03 Solicitation.

(a) Notwithstanding any other provision of this Agreement to the contrary, during the period beginning on the date of this Agreement and continuing until 11:59 p.m., New York City time, on July 31, 2008 (the “Go-Shop Period End Date”), the Company may, directly or indirectly, under the direction of the Special Committee (which has been authorized to act on behalf of the Board and the Company with respect to any action permitted or contemplated by this Section 7.03): (i) initiate, solicit and encourage Acquisition Proposals, including by way of public disclosure and by way of providing access to non-public information to any person (each a “Solicited Person”) pursuant to one or more Acceptable Confidentiality Agreements; and (ii) enter into and maintain, or participate in, discussions or negotiations with respect to Acquisition Proposals or otherwise cooperate with or assist or participate in, or facilitate any such inquiries, proposals, discussions or negotiations or the making of any Acquisition Proposals.

(b) Subject to Section 7.03(c), from the Go-Shop Period End Date until the Effective Time or, if earlier, the termination of this Agreement in accordance with Article IX, the Company shall not, and shall cause its Representatives not to, directly or indirectly, (i) initiate, solicit or encourage (including by way of providing non-public information) the submission of any Acquisition Proposal or engage in any discussions or negotiations with respect thereto or (ii) approve or recommend, or publicly propose to approve or recommend, an Acquisition Proposal or enter into any merger agreement, letter of intent, agreement in principle, share purchase agreement, asset purchase agreement or share exchange agreement, option agreement or other similar agreement providing for or relating to an Acquisition Proposal or consummate any such transaction or enter into any agreement or agreement in principle requiring the Company to abandon, terminate or fail to consummate the Merger or resolve or agree to do any of the foregoing. Notwithstanding the foregoing, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may continue to take any of the actions described in the immediately preceding clause (i) from and after the Go-Shop Period End Date with respect to any person that has made an Acquisition Proposal prior to the Go-Shop Period End Date and with whom the Company is having ongoing discussions or negotiations as of the Go-Shop Period End Date regarding an Acquisition Proposal to the extent that the Company satisfies the requirements of Section 7.03(c)(ii), (iii) and (iv) on the Go-Shop Period End Date with respect to such Acquisition Proposal (each such person, an “Excluded Party”). Notwithstanding anything contained in this Section 7.03 to the contrary, an Excluded Party will no longer be an Excluded Party for all purposes under this Agreement immediately at such time as (x) the Acquisition Proposal made by such Excluded Party is withdrawn, is terminated, expires or fails to satisfy the requirements of Section 7.03(c)(iii) and (iv) or (y) such discussions or negotiations have been terminated. The Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall notify Parent promptly when an Excluded Party ceases to be an Excluded Party. At the Go-Shop Period End Date, other than with respect to Excluded Parties, the Company shall immediately cease and cause to be terminated any solicitation, encouragement, discussion or negotiation with any Solicited Person conducted theretofore by the Company or any of its Representatives with respect to any Acquisition Proposal and use its (and will cause its Representatives to use their) commercially reasonable efforts to cause to be returned or destroyed all confidential information provided or made available to such Solicited Person on behalf of the Company.

(c) Notwithstanding anything to the contrary contained in Section 7.03(b), and in addition to the Company’s right under Section 7.03(a), if at any time following the Go-Shop Period End Date and prior to obtaining the Requisite Stockholder Vote, (i) the Company receives a written Acquisition Proposal from a third party that the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, believes in good faith to be bona fide, (ii) the Company has not intentionally or materially breached this Section 7.03, (iii) the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes or would reasonably be expected to lead to a Superior Proposal and (iv) the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with its outside legal advisors, that the failure to take the actions described in clauses (A) and (B) below would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may (A) furnish information with respect to the Company to the person making such Acquisition Proposal and (B) participate in discussions or negotiations with the person making such Acquisition Proposal regarding such Acquisition Proposal; provided, that the Company shall not, and shall not allow any of its Representatives to, disclose any material non-public information to such person without entering into an Acceptable Confidentiality Agreement. Notwithstanding anything to the contrary contained in Section 7.03(b) or this Section 7.03(c), prior to obtaining the Requisite Stockholder Vote, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall be permitted to take the actions described in clauses (A) and (B) immediately above with respect to any Excluded Party until such Excluded Party ceases to qualify as an Excluded Party under Section 7.03(b).

(d) No later than the second business day immediately following the Go-Shop Period End Date, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall notify Parent, in writing, of the identity of each Excluded Party and shall provide Parent a copy of each written Acquisition Proposal received from any Excluded Party. From and after the Go-Shop Period End Date, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall (i) notify Parent promptly (and in any event within two business days) in writing if the Company receives or after it becomes aware that one of its Representatives has received (A) an Acquisition Proposal from a person or group of related persons, including the material terms and conditions thereof and the identity of the person making such Acquisition Proposal, to the extent known, (B) any request by any person or group of related persons for non-public information relating to the Company other than requests in the ordinary course of business and reasonably believed by the Company to be unrelated to an Acquisition Proposal or (C) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal by any person or group of related persons, and (ii) keep Parent apprised and update Parent promptly as to the status and any material developments, discussions and negotiations concerning such Acquisition Proposal. Without limiting the foregoing, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall inform Parent in writing within two business days in the event that it determines to begin providing information or engaging in discussions or negotiations concerning an Acquisition Proposal pursuant to this Section 7.03.

(e) Neither the Board nor any committee thereof, including the Special Committee, if then in existence, shall directly or indirectly withdraw or modify in a manner adverse to Parent or Merger Sub, or publicly propose to withdraw or modify in a manner adverse to Parent or Merger Sub, its recommendation in favor of the Merger (a “Change of Board Recommendation”). Notwithstanding the immediately foregoing sentence, the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, may, at any time prior to obtaining the Requisite Stockholder Vote, if it determines in good faith, after consultation with its outside legal advisors, that the failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law, (i) cause the Company to terminate this Agreement pursuant to Section 9.01(d)(ii) and to concurrently enter into a definitive agreement with respect to such Superior Proposal or (ii) withdraw or modify the Board Recommendation in a manner adverse to Parent, in each case if, but only if, the Company receives a written Acquisition Proposal, including from an Excluded Party, and the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, concludes in good faith, after consultation with its outside financial and legal advisors, that such Acquisition Proposal constitutes a Superior Proposal; provided, however, that the Company shall not terminate this Agreement pursuant to Section 9.01(d)(ii) and any purported termination pursuant to Section 9.01(d)(ii) shall be void and of no force and effect, unless concurrently with such termination the Company pays to Parent the Termination Fee payable pursuant to Section 9.03; provided, further, that the Board may not withdraw or modify the Board Recommendation in a manner adverse to Parent or terminate this Agreement, unless:

(i) the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, has (A) provided prior written notice to Parent, at least four business days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal and (B) contemporaneously provided with such notice a copy of the relevant proposed transaction agreements with the person making such Superior Proposal and any other material documents relating thereto; and

(ii) during the Notice Period, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall, and shall cause its Representatives to, negotiate with Parent and Merger Sub in good faith, if Parent and Merger Sub desire to negotiate, to make such adjustments in the terms and conditions of this Agreement, and the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, shall take into account any changes to the financial and other terms of this Agreement proposed by Parent in response to any such written notice by the Company or otherwise, so that the Acquisition Proposal ceases to constitute a Superior Proposal. If a Superior Proposal is revised materially, including, without limitation, any revision to price, then the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall deliver to Parent a new written notice and again comply with the requirements of Section 7.03(e)(i) and (ii) with respect to such revised Superior Proposal except that the Notice Period with respect thereto will be four business days for the first such material revision to a Superior Proposal and two business days for each such subsequent material revision to a Superior Proposal thereafter.

(f) Subject to this Section 7.03, the Company shall not terminate, waive, amend or modify any material provision of any standstill or confidentiality agreement to which it is a party (including each Acceptable Confidentiality Agreement) that relates to a transaction of a type described in the definition of Acquisition Proposal; provided, however¸ that the Company may permit to be taken any of the actions prohibited under a standstill agreement if the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with outside counsel, that failure to take such action would be inconsistent with its fiduciary duties to the stockholders of the Company under applicable Law.

(g) Nothing contained in this Section 7.03 or elsewhere in this Agreement prohibits the Company from (i) taking and disclosing to its stockholders a position contemplated by Rule 14d-9 or Rule 14e-2(a) promulgated under the Exchange Act or (ii) otherwise making any disclosure to its stockholders if the Board, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, determines in good faith, after consultation with outside counsel, that failure so to disclose would be inconsistent with the disclosure requirements under applicable Law.

(h) Nothing contained in this Section 7.03 prohibits the Company from responding to any unsolicited proposal or inquiry solely by advising the person making such proposal or inquiry of the terms of this Section 7.03.

(i) Neither Parent, Merger Sub nor any of their Affiliates (other than the Company and its subsidiaries) shall take any action with the purpose of discouraging in any material way or preventing any person from making a competing Acquisition Proposal.

SECTION 7.04 Directors’ and Officers’ Indemnification.

(a) From and after the Effective Time, Parent shall, or shall cause the Surviving Corporation to, indemnify and hold harmless to the fullest extent permitted under applicable Law each present and former director and officer of the Company (collectively, the “Indemnified Parties”) against any and all costs, expenses, including reasonable attorneys’ fees, judgments, fines, losses, claims, damages, liabilities and amounts paid in settlement in connection with any Action arising out of, pertaining to or in connection with any act or omission or matters existing or occurring or alleged to have occurred at or prior to the Effective Time, including the Transactions, in each case to the same extent as provided in the certificate of incorporation of the Company, the bylaws of the Company or any contract between the Company and such Indemnified Party, in each such case as in effect on the date hereof. If any such Action occurs, Parent or the Surviving Corporation shall advance to each Indemnified Party the expenses it incurs in the defense of any such Action within 10 business days of Parent or the Surviving Corporation receiving from such Indemnified Party a written request therefor; provided that (i) any such advancement of expenses will be only to the fullest extent permitted under applicable Law and (ii) such Indemnified Party provides an undertaking to repay such advances to Parent or the Surviving Corporation, as applicable, if it is ultimately determined by a court of competent jurisdiction (which determination is not subject to any appeal) that such Indemnified Party is not entitled to indemnification under applicable Law.

(b) The certificate of incorporation and bylaws of the Surviving Corporation will contain provisions no less favorable with respect to indemnification than are set forth in the certificate of incorporation and bylaws, respectively, of the Company as of the date hereof, unless any modification thereof is required by Law and then Parent shall cause the Surviving Corporation to make such modification only to the minimum extent required by such Law, which provisions may not be amended, repealed or otherwise modified, except as provided in this Section 7.04(b), for a period of six years from the Effective Time in any manner that would affect adversely the rights thereunder of individuals who, at or prior to the Effective Time, were directors or officers of the Company.

(c) The Company shall purchase at or prior to the Effective Time, and the Surviving Corporation shall maintain in effect, tail policies to the Company’s current directors’ and officers’ liability insurance, which tail policies (i) shall be effective for a period of six years after the Effective Time with respect to claims arising from acts or omissions occurring prior to the Effective Time with respect to those persons who are currently covered by the Company’s directors’ and officers’ liability insurance and (ii) shall contain terms with respect to coverage and amount no less favorable, in the aggregate, than those of such policy or policies as in effect on the date hereof. Notwithstanding the immediately preceding sentence, if the tail policies described in the immediately preceding sentence cannot be obtained or can only be obtained by paying aggregate premiums in excess of 125% of the aggregate annual amount currently paid by the Company for such coverage, the Surviving Corporation shall only be required to provide as much coverage as can be obtained by paying aggregate premiums equal to 125% of the aggregate annual amount currently paid by the Company for such coverage.

(d) The parties hereto intend that the provisions of this Section 7.04 be for the benefit of, and will be enforceable by, each Indemnified Party, his or her heirs and his or her representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

(e) Notwithstanding anything herein to the contrary, if any Action (whether arising before, at or after the Effective Time) is made against any Indemnified Party on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 7.04 shall continue in effect until the final disposition of such Action.

(f) If the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, Parent shall make, or cause to be made, the proper provisions so that the successors and assigns of the Surviving Corporation assume the obligations set forth in this Section 7.04.

SECTION 7.05 Regulatory Filings; Commercially Reasonable Efforts.

(a) As soon as reasonably practicable following the execution of this Agreement, the Company, on the one hand, and Parent and Merger Sub, on the other hand, each shall file with the U.S. Federal Trade Commission (the “FTC”) and the Antitrust Division of the U.S. Department of Justice (the “DOJ”) Notification and Report Forms relating to the Transactions as required by the HSR Act and will use commercially reasonable efforts to obtain an early termination of any applicable waiting period thereunder; provided, however, that the parties shall not be required to file such Notification and Report Forms until the second business day after the Go-Shop Period End Date unless the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, shall elect otherwise and notify Parent at least 10 days prior to filing. The Company, on the one hand, and Parent and Merger Sub, on the other hand, each shall promptly (i) supply the other party with any information which may be required in order to effectuate such filing and (ii) supply any additional information which reasonably may be required by the FTC or the DOJ in connection with such filing. Each of the Company, on the one hand, and Parent and Merger Sub, on the other hand, shall notify the other party promptly upon the receipt of (i) any comments from any officials of the FTC or the DOJ in connection with any filing made pursuant hereto and (ii) any request by any officials of the FTC or the DOJ for amendments or supplements to any filing made pursuant to, or information provided to comply with, the requirements of the HSR Act. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 7.05(a), the Company, on the one hand, and Parent and Merger Sub, on the other hand, as the case may be, shall promptly inform the other party of such occurrence and cooperate in filing such amendment or supplement. The parties hereto shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties’ counsel in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with any Action under or relating to the HSR Act. The parties may designate any such documents “outside counsel only” and if so designated, such documents may not be disclosed to the other party. Notwithstanding anything to the contrary contained in the foregoing, in no event shall Parent, any member of Parent or any of their respective Affiliates be required to divest any stock, partnership, membership or other ownership interest in any entity, or agree to undertake any divestiture or restrict its conduct in any respect with regard to any business, in order to satisfy the condition set forth in Section 8.01(b).

(b) Subject to the terms and conditions herein provided, each party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Transactions, including preparing and filing as promptly as reasonably practicable all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits and approvals from Governmental Authorities, Gaming Authorities and other third parties required for the consummation of the Transactions, including under any applicable Gaming Laws and Liquor Laws; provided, however, that in no event shall the Company or any of its subsidiaries be required to pay, prior to the Effective Time, any fee, penalty or other consideration to obtain any consent, approval or waiver required for the consummation of the Merger under any contract other than de minimis amounts or amounts that are advanced or reimbursed by Parent. Upon the terms and subject to the conditions hereof, each party agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary to satisfy the conditions to the consummation of the Transactions to be satisfied by it.

(c) In the event that any Action is instituted, or threatened, by a Governmental Authority or private party challenging the Transactions, each of Parent, Merger Sub and the Company shall cooperate in all respects with each other and use commercially reasonable efforts to contest and resist any such Action and to have vacated, lifted, reversed or overturned any Order, whether temporary, preliminary or permanent, that is in effect and that prohibits, prevents or restricts consummation of the Transactions.

(d) In furtherance and not in limitation of the covenants of the parties contained in Section 7.05(b), Parent and Merger Sub each hereby agrees to use commercially reasonable efforts to: (i) obtain as promptly as practicable after the date hereof all licenses, Permits, approvals, authorizations, registrations, findings of suitability, franchises, entitlements, waivers and exemptions issued by any Gaming Authority required to permit the parties hereto to consummate the Transactions (collectively, “Gaming Approvals”); (ii) avoid any action or proceeding by any Gaming Authority challenging the consummation of the Transactions; (iii) make or cause to be made all necessary filings, and thereafter make or cause to be made any other required submissions, with respect to this Agreement and the Transactions, as required to permit the parties hereto to consummate the Transactions under the Gaming Laws; (iv) schedule and attend any hearings or meetings with Gaming Authorities to obtain the Gaming Approvals as promptly as possible; and (v) comply with the terms and conditions of any and all of the foregoing necessary to obtain the Gaming Approvals. Notwithstanding anything to the contrary contained in the foregoing, none of Parent, Merger Sub, the Company, the Surviving Corporation, Fertitta or any of their respective Affiliates shall be required to: (u) restructure or commit to restructure Parent’s or the Surviving Corporation’s capital structure; (v) replace or issue non-voting equity to one or more Licensed Persons who are preventing or materially delaying the receipt of Gaming Approvals; (w) agree to divest assets or operations; (x) upon the Closing, place in trust assets or operations in those gaming jurisdictions that permit such action or agree to permit assets or operations to operate without interference from Parent, pending obtaining control upon subsequent regulatory approval; (y) accept operating restrictions on the Surviving Corporation other than to the extent substantially similar to operating restrictions on the Company that are currently in effect; or (z) take any action similar to any of the foregoing.

(e) Parent and Merger Sub shall cause all of their Affiliates who are, in the view of the applicable Gaming Authorities, required to be licensed under applicable Gaming Laws in order to consummate the Transactions (the “Licensed Persons”), to submit to the licensing process and, as promptly as reasonably practicable, to prepare and file all documentation to effect all necessary filings, consents, waivers, approvals, authorizations, Permits or orders for all Gaming Authorities required to permit the parties hereto to consummate the Transactions. Parent shall, and shall cause its Representatives and Affiliates to, use commercially reasonable efforts to: (i) file or cause to be filed (A) no later than the Go-Shop Period End Date all required initial applications and documents in respect of officers and directors of Parent, Affiliates of Parent or holders of equity in Parent or its Affiliates, as applicable, in connection with obtaining Gaming Approvals and (B) as promptly as practicable after the date hereof all other required applications and documents in connection with obtaining Gaming Approvals; (ii) request or cause to be requested an accelerated review from the Gaming Authorities in connection with such filings; (iii) act diligently and promptly to pursue the Gaming Approvals; (iv) cooperate with the Company in connection with making all filings referenced in this Section 7.05(e); and (v) keep the Special Committee reasonably informed of the status of Parent’s application for Gaming Approvals and its activities related to obtaining the Gaming Approvals, as applicable, including promptly advising the Special Committee upon receiving any communication from any Gaming Authority that causes Parent or Merger Sub to believe that there is a reasonable likelihood that any Gaming Approval required from such Gaming Authority will not be obtained or that the receipt of any such approval will be delayed materially. For purposes of this Section 7.05(e), references to Affiliates of Parent and/or Merger Sub shall not be deemed to include the Company and its subsidiaries.

(f) Except as otherwise permitted by this Agreement, none of Parent, Merger Sub or the Company shall take or agree to take any action, including entering into any contracts with respect to any acquisitions, mergers, consolidations or business combinations, that would reasonably be expected to adversely affect the ability of the parties to obtain an early termination of any applicable waiting period under the HSR Act or any consents, waivers, approvals, authorizations, Permits and approvals from Governmental Authorities, Gaming Authorities and other third parties required for the consummation of the Transactions or otherwise to prevent, materially delay or materially impair the ability of the parties to consummate the Transactions.

SECTION 7.06 Public Announcements. Parent and the Company agree that no public release or announcement concerning the Transactions or the Merger shall be issued by either party without the prior consent of the other party (in the case of the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors), which consent shall not be unreasonably withheld, except as such release or announcement may be required by Law or the rules or regulations of any securities exchange, in which case the party required to make the release or announcement shall use commercially reasonable efforts to allow the other party reasonable time to comment on such release or announcement in advance of such issuance; provided, however, that each of Parent and the Company may make any public statement in response to specific questions by the press, analysts, investors or those attending industry conferences or financial analyst conference calls, so long as any such statements are not inconsistent with previous public releases or announcements made by Parent or the Company in compliance with this Section 7.06 and do not reveal non-public information regarding the other party; provided, further, however, that the Company may issue any public release or announcement, without prior consultation with Parent, contemplated by, or with respect to any action taken pursuant to, Section 7.03.

SECTION 7.07 Advice of Changes. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (a) any notice or other communication received by such party from any Governmental Authority or any Gaming Authority in connection with the Merger or the other Transactions or from any person alleging that the consent of such person is or may be required in connection with the Merger or the other Transactions, if the subject matter of such communication or the failure of such party to obtain such consent would be material to the Company, the Surviving Corporation or Parent, (b) any Action commenced or, to such party’s knowledge, threatened against, relating to or involving or otherwise affecting such party or any of its subsidiaries which relates to the Merger or the other Transactions, and (c) the discovery of any fact or circumstance that, or the occurrence or non-occurrence of any event the occurrence or non-occurrence of which, would reasonably be likely to cause or result in any of conditions to the Merger set forth in Article VIII not being satisfied or satisfaction of any of those conditions being materially delayed; provided, however, that the giving of any notice pursuant to this Section 7.07 will not (x) cure any breach of, or non-compliance with, any other provision of this Agreement, (y) limit the remedies available to the party receiving such notice or (z) affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement; and provided, further, that the failure to give prompt notice hereunder pursuant to this Section 7.07 will not constitute a failure of a condition to the Merger set forth in Article VIII except to the extent that the underlying fact, circumstance or event not so notified would standing alone constitute such a failure.

SECTION 7.08 Financing.

(a) Each of Parent and Merger Sub shall use its best efforts to complete the Financing on the terms and conditions described in the Financing Commitments as promptly as practicable but in any event on or before the Outside Date, including using its best efforts to (i) negotiate definitive agreements with respect thereto (A) on the terms and conditions contained in the Financing Commitments or (B) on other terms and conditions that (1) are no less favorable to Parent and Merger Sub taken as a whole, (2) do not impose any conditions other than those set forth in the Debt Financing Commitments (the “Debt Financing Conditions”) or set forth in the Equity Commitment Letter, as applicable, or adversely change in any material respect any Debt Financing Condition or condition set forth in the Equity Commitment Letter, as applicable, and (3) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions on or before the Outside Date, (ii) satisfy on a timely basis all conditions applicable to Parent and/or Merger Sub in such definitive agreements that are within their control and (iii) not permit any amendment or modification to be made to, or any waiver of, any material provision or remedy under the Financing Commitments, if such amendment, modification or waiver (A) imposes any new or additional conditions or adversely changes in any material respect any Debt Financing Condition or condition set forth in the Equity Commitment Letter or (B) would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions on or before the Outside Date.

(b) If all or a portion of the Financing becomes unavailable in accordance with the terms of the Financing Commitments, then (i) Parent shall notify the Company promptly and (ii) Parent and Merger Sub shall use their respective reasonable best efforts to obtain any such portion from alternative sources as promptly as practicable following the occurrence of such event, on terms that (A) are no less favorable than those in the Financing Commitments to Parent and Merger Sub taken as a whole and (B) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions on or before the Outside Date (the “Alternative Financing”), and to obtain a new financing commitment letter related to such Alternative Financing (the “Alternative Financing Commitment”). If applicable, each of Parent and Merger Sub shall use their respective best efforts to take, or cause to be taken, all actions and things necessary, proper or advisable to arrange promptly and consummate the Alternative Financing on the terms and conditions described in the Alternative Financing Commitment as promptly as practicable but in any event on or before the Outside Date, including using best efforts to (i) negotiate definitive agreements with respect to the Alternative Financing (such definitive agreements, or any definitive agreements entered into under Section 7.08(a), the “Financing Agreements”) (A) on the terms and conditions contained in the Alternative Financing Commitment or (B) on other terms and conditions that (1) are no less favorable to Parent and Merger Sub taken as a whole, (2) do not impose any new or additional conditions, or adversely change in any material respect any existing conditions, to the receipt of the Alternative Financing as set forth in the Alternative Financing Commitments and (3) would not reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Merger Sub to consummate the Transactions on or before the Outside Date, (ii) satisfy on a timely basis all conditions applicable to Parent and Merger Sub in such definitive agreements that are within their control, and (iii) upon satisfaction of such conditions, to use their best efforts to cause the funding of such Alternative Financing.

(c) Parent and Merger Sub shall, and shall use their best efforts to cause their Representatives to, comply in all material respects with the terms of the Financing Commitments, any Alternative Financing Commitment, the Financing Agreements and any related fee and engagement letters. Parent shall (i) furnish to the Company complete, correct and executed copies of the Financing Agreements promptly upon their execution and (ii) otherwise keep the Company reasonably informed of the status of Parent’s efforts to arrange the Financing or the Alternative Financing, as applicable, including providing to the Company copies of Financing Agreements in substantially final form following the negotiation thereof.

(d) Prior to the Effective Time, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, shall provide, and shall cause its subsidiaries to, and shall use its best efforts to cause their respective Representatives, including legal and accounting, to, provide all cooperation reasonably requested by Parent in connection with the Debt Financing or any Alternative Financing, including, without limitation: (i) reasonable participation in a reasonable number of meetings, presentations, due diligence sessions, drafting sessions, road shows and sessions with rating agencies with respect to the definitive financing arrangements for the Debt Financing or any Alternative Financing; (ii) assistance with the preparation of customary materials for rating agency presentations, offering documents, private placement memoranda, bank information memoranda, prospectuses, business projections and financial statements (including those required by the SEC) and similar documents required in connection with the Debt Financing or any Alternative Financing; (iii) execution and delivery of any pledge and security documents and other similar documents, other definitive financing documents, and other certificates and documents to be executed and delivered by the Company or any of its subsidiaries as may be reasonably requested by Parent (including a certificate of the chief financial officer of the Company or any subsidiary with respect to solvency matters) and otherwise facilitate the pledging of collateral, in each case so long as not effective until on or after the Effective Time; (iv) furnishing Parent and its Debt Financing or Alternative Financing sources with readily-available historical financial and other pertinent information regarding the Company as may be reasonably requested by Parent, including all historical financial statements and financial data of the type required by Regulation S-X and Regulation S-K under the Securities Act and of the type and form customarily included in private placements under Rule 144A under the Securities Act, to consummate the Debt Financing or any Alternative Financing transaction executed in connection with the Transactions; (v) using best efforts to assist Parent in obtaining accountants’ comfort letters, legal opinions, surveys and title insurance as may be reasonably requested by Parent or the lenders under the Debt Financing Commitments or any Alternative Financing Commitment; (vi) permit the prospective lenders involved in the Debt Financing or any Alternative Financing to evaluate the Company’s current assets and cash management and accounting systems, policies and procedures relating thereto for the purpose of establishing collateral arrangements; (vii) so long as not effective until on or after the Effective Time, establish bank and other accounts and blocked account agreements and lock box arrangements in connection with any such collateral arrangements; and (viii) taking all corporate actions, subject to the occurrence of the Effective Time, reasonably requested by Parent to permit the consummation of the Debt Financing or any Alternative Financing and to permit the proceeds thereof to be made available to the Surviving Corporation immediately after the Effective Time. The Company shall cause its officers, in their capacities as officers, to deliver such customary management representation letters as any audit firm may request in connection with any comfort letters or similar documents required in connection with the Debt Financing or any Alternative Financing. The Company hereby consents to the use of its and its subsidiaries’ logos in connection with the Debt Financing or any Alternative Financing, provided that such logos are used in a manner that is not intended to nor reasonably likely to harm or disparage the Company or the reputation or goodwill of the Company or any of its subsidiaries and its or their marks. Nothing contained in this Section 7.08 or otherwise shall require the Company to be an issuer or other obligor with respect to the Debt Financing or any Alternative Financing prior to the Effective Time. Nothing contained in this Section 7.08 or otherwise shall require the Company to pay any Transaction Costs related to the Debt Financing or any Alternative Financing other than the Transaction Costs related to such cooperation under this Section 7.08(d).

SECTION 7.09 Control of Operations. Without in any way limiting any party’s rights or obligations under this Agreement, the parties agree and acknowledge that (a) nothing contained in this Agreement shall give Parent, directly or indirectly (other than Fertitta in his capacity as a member of the Board and as President and Chief Executive Officer of the Company), the right to control or direct the Company’s operations prior to the Effective Time and (b) prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its operations, including through Fertitta in his capacity as a member of the Board and as President and Chief Executive Officer of the Company.

SECTION 7.10 Fertitta Voting Agreement.

(a) Voting of Fertitta Shares. Fertitta covenants and agrees that until the earlier of the termination of this Agreement in accordance with its terms and the Effective Time (the “Voting Agreement Termination”), at the Special Meeting or any other meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, Fertitta will vote, or cause to be voted, all of the Fertitta Shares then owned beneficially or of record by him, as of the record date for such meeting or consent, in favor of the adoption of this Agreement and the approval of the Merger and any actions required in furtherance thereof, as this Agreement may be modified or amended from time to time.

(b) Representations and Warranties of Fertitta. Fertitta, in his individual capacity and solely with respect to this Section 7.10, the last sentence of Section 9.03(b) and Section 10.12, hereby represents and warrants to the Company that, as of the date hereof and at all times until the Voting Agreement Termination, except as otherwise permitted by Section 7.10(c):

(i) the execution, delivery and performance of this Agreement by Fertitta have been duly authorized by all necessary action and this Section 7.10, the last sentence of Section 9.03(b) and Section 10.12 constitute legal, valid and binding obligations of Fertitta enforceable against Fertitta in accordance with their terms, except to the extent that enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by principles of equity regarding the availability of remedies;

(ii) the execution and delivery of this Agreement by Fertitta do not, and Fertitta’s performance of his obligations hereunder will not, (A) conflict with or violate any Law applicable to Fertitta or by which any property or asset of Fertitta is bound, (B) result in any breach or violation of, or constitute a default (or an event that, with notice or lapse of time or both, would become a default) under, any contract to which Fertitta is a party or by which Fertitta or any property or asset of Fertitta is bound or (C) require any Permit of, or filing with, or notification to, any Governmental Authority by Fertitta;

(iii) Fertitta is the sole and beneficial owner (it being understood and agreed that, for purposes of this Section 7.10, such beneficial ownership does not include any rights with respect to stock options, derivatives, swaps or other arrangements) of an aggregate of 5,731,481 shares of Company Common Stock (such Shares, or any other voting or Equity Interests of the Company hereafter acquired by Fertitta prior to the Voting Agreement Termination, but excluding any Shares or other voting or Equity Interests of the Company Transferred by Fertitta as permitted by Section 7.10(c), being referred to herein collectively as the “Fertitta Shares”);

(iv) Fertitta has the full and sole power to vote or direct the voting of the Fertitta Shares;

(v) the Fertitta Shares are not subject to any voting trust, proxy or similar instrument with respect to the voting thereof;

(vi) Fertitta has copies of this Agreement, is familiar with its terms and conditions and agrees to be bound solely by this Section 7.10, the last sentence of Section 9.03(b) and Section 10.12; and

(vii) Fertitta has the financial capacity to pay the Obligations.

(c) Transfer of Fertitta Shares. Fertitta covenants and agrees from the execution and delivery of this Agreement until the Voting Agreement Termination that, except as otherwise contemplated by this Agreement (including the Equity Commitment Letter), he will not directly or indirectly (i) sell, assign, transfer, tender, pledge, encumber or otherwise dispose of (collectively, “Transfer”) any of the Fertitta Shares to a third party, (ii) deposit any of the Fertitta Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Fertitta Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Section 7.10, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect Transfer of any Fertitta Shares to a third party or (iv) take any action that would make any representation or warranty of Fertitta contained in this Section 7.10 untrue or incorrect or have the effect of preventing, materially delaying or materially impairing Fertitta from performing his obligations under this Section 7.10. Notwithstanding anything to the contrary contained in the foregoing, Fertitta shall be permitted to Transfer Fertitta Shares to (i) any of his Affiliates, (ii) any member of his immediate family or (iii) any trust for the benefit of one or more members of his immediate family or Affiliates. For purposes of this Agreement, “immediate family” shall mean any relationship by blood, marriage or adoption, not more remote than first cousin.

(d) Waiver of Appraisal Rights. Fertitta hereby waives, to the full extent of the Law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or assert any rights to dissent or otherwise in connection with the Merger with respect to any and all Fertitta Shares.

ARTICLE VIII

CONDITIONS TO THE MERGER

SECTION 8.01 Conditions to the Merger. The obligations of each party to consummate the Merger are subject to the satisfaction or waiver, where permissible, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. This Agreement must have been adopted by the Requisite Stockholder Vote in accordance with the DGCL and the governing documents of the Company.

(b) HSR Act. The applicable waiting period under the HSR Act must have expired or been terminated.

(c) No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law or Order, whether temporary, preliminary or permanent, that is then in effect and has the effect of making the Merger illegal or otherwise preventing or prohibiting consummation of the Merger; provided, that no party to this Agreement may assert that this condition is not satisfied unless, prior to such assertion, such party has used its commercially reasonable efforts in a manner contemplated by Section 7.05 to prevent to entry of any such Order.

(d) Gaming Approvals. Any and all Gaming Approvals required to be obtained prior to the Effective Time to consummate the Merger have been obtained, except where the failure to obtain any such approval would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect as of the Effective Time; provided, however, that neither Parent nor Merger Sub may assert that this condition has not been satisfied if the representations in Section 5.10 or Section 5.14 are then inaccurate.

SECTION 8.02 Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger are subject to the satisfaction, or waiver by Parent where permissible, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement must be true and correct (without giving effect to any limitation as to materiality or Material Adverse Effect set forth therein) as of the Closing Date as though made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure to be so true and correct would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the Closing Date; provided, however, that neither Parent nor Merger Sub may assert that this condition has not been satisfied if the representation in Section 5.15(a) was inaccurate as of the date hereof, unless the matters resulting in the inaccuracy of such representation as of the date hereof would not in the aggregate reasonably be expected to have a Material Adverse Effect as of the Closing Date.

(b) Agreements and Covenants. The Company must have performed, in all material respects, all obligations and complied with, in all material respects, its agreements and covenants to be performed or complied with by it under this Agreement on or prior to the Effective Time.

(c) Officer Certificate. The Company must have delivered to Parent a certificate, dated the date of the Closing, signed by any executive officer of the Company or any member of the Special Committee, certifying in such capacity but not as an individual as to the satisfaction of the conditions specified in Sections 8.02(a) and 8.02(b).

(d) Maximum Dissenting Shares. The holders of not more than 10% of the Company Common Stock outstanding immediately prior to the Effective Time shall have properly exercised appraisal rights with respect thereto in accordance with applicable Law.

(e) Debt Financing Conditions. The conditions set forth in paragraph 5 and each Financial Performance Condition (as defined in paragraph 4) under “General Conditions” in Exhibit E to the Debt Financing Commitments shall have been satisfied or waived.

SECTION 8.03 Conditions to the Obligations of the Company. The obligation of the Company to consummate the Merger is subject to the satisfaction, or waiver by the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, where permissible, at or prior to the Effective Time, of the following additional conditions:

(a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement must be true and correct (without giving effect to any limitation as to materiality or Parent Material Adverse Effect set forth therein) as of the Closing Date as though made at and as of the Closing Date (except for the representations and warranties that address matters only as of a particular date, which will remain true and correct as of such date), except where the failure to be so true and correct would not in the aggregate reasonably be expected to have a Parent Material Adverse Effect as of the Closing Date.

(b) Agreements and Covenants. Parent and Merger Sub must have performed, in all material respects, all obligations or complied with, in all material respects, all agreements and covenants to be performed or complied with by them under this Agreement on or prior to the Effective Time.

(c) Officer Certificate. Parent must have delivered to the Company a certificate, dated the date of the Closing, signed by any executive officer of Parent, certifying in such capacity but not as an individual as to the satisfaction of the conditions specified in Sections 8.03(a) and 8.03(b).

(d) Merger Consideration. Consistent with Section 3.02, Parent must have caused to be deposited with the Paying Agent cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a).

ARTICLE IX

TERMINATION, AMENDMENT AND WAIVER

SECTION 9.01 Termination. This Agreement may be terminated and the Merger and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions (the date of any such termination, the “Termination Date”) as follows:

(a) By mutual written consent of each of Parent, Merger Sub and the Company duly authorized (i) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (ii) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors;

(b) By either Parent, Merger Sub or the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, by written notice, if:

(i) the Effective Time shall not have occurred on or before December 31, 2008 (the “Outside Date”); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(i) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to be consummated on or before the Outside Date;

(ii) any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or applicable Law that is, in each case, then in effect and is final and nonappealable and has the effect of preventing or prohibiting the consummation of the Merger; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(ii) shall not be available to any party (A) whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, any such Order to have been enacted, issued, promulgated, enforced or entered or (B) that did not use commercially reasonable efforts to have such Order vacated prior to its becoming final and nonappealable;

(iii) the Special Meeting (including any adjournment thereof) shall have concluded and the Requisite Stockholder Vote shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iii) shall not be available to any party whose failure to fulfill any obligation under this Agreement (including, in the case of Parent, Fertitta’s obligations under Section 7.10) has been the cause of, or resulted in, the failure to obtain the Requisite Stockholder Vote; or

(iv) any applicable Gaming Authority conclusively determines not to grant any Gaming Approval, the receipt of which is necessary to satisfy the condition set forth in Section 8.01(d); provided, however, that the right to terminate this Agreement under this Section 9.01(b)(iv) shall not be available to (A) any party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure to obtain any such Gaming Approval or (B) Parent or Merger Sub if any of the representations in Section 5.14 is then inaccurate;

(c) By written notice of Parent or Merger Sub if:

(i) any of the following actions or events occur and whether or not they are permitted by the terms hereof: (A) a Change of Board Recommendation; (B) the Board (acting through the Special Committee if then in existence or by resolution of a majority of its Disinterested Directors) recommends to the stockholders of the Company an Acquisition Proposal or resolves or publicly proposes to do so or enters into any letter of intent or similar document or any contract accepting any Acquisition Proposal; (C) the Board (acting through the Special Committee if then in existence or by resolution of a majority of its Disinterested Directors) fails publicly to reaffirm the Board Recommendation within five business days after the date any Acquisition Proposal or any material modification thereto is first publicly announced or otherwise becomes generally known to the public; or (D) the Company has intentionally or materially breached any of its obligations under Section 7.03; or

(ii) there has been a breach by the Company of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of the Company becomes untrue, in either case that would result in a failure of a condition set forth in Section 8.02(a) or Section 8.02(b) (a “Terminating Company Breach”); provided, that (A) neither Parent nor Merger Sub is in material breach of any of its obligations (including, in the case of Parent, Fertitta’s obligations under Section 7.10 and Section 10.12) or any of its representations and warranties (including the representations in Section 5.15(a) and Section 7.10) under this Agreement, (B) Parent has delivered written notice to the Company of such Terminating Company Breach and (C) if such Terminating Company Breach is reasonably curable by the Company within thirty days after the delivery of such notice, through the exercise of commercially reasonable efforts and for as long as the Company continues to exercise such commercially reasonable efforts, Parent may not terminate this Agreement under this Section 9.01(c)(ii) until the earlier of the expiration of such thirty-day period and the Outside Date;

(d) By written notice of the Company acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors:

(i) if there has been a breach by Parent or Merger Sub of any representation, warranty, covenant or agreement contained in this Agreement, or if any representation or warranty of Parent or Merger Sub becomes untrue, in either case that would result in a failure of a condition set forth in Section 8.03(a) or Section 8.03(b) (a “Terminating Parent Breach”); provided, that (A) the Company is not in material breach of any of its obligations or any of its representations and warranties under this Agreement, (B) the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, has delivered written notice to Parent of such Terminating Parent Breach and (C) if such Terminating Parent Breach is reasonably curable by Parent within thirty days after the delivery of such notice, through the exercise of commercially reasonable efforts and for as long as Parent continues to exercise such commercially reasonable efforts, the Company, acting through the Special Committee if then in existence or otherwise by resolution of a majority of Disinterested Directors, may not terminate this Agreement under this Section 9.01(d)(i) until the earlier of the expiration of such thirty-day period and the Outside Date;

(ii) in accordance with Section 7.03(e), provided, however, that the Company shall not terminate this Agreement pursuant to this Section 9.01(d)(ii) (A) if the Company has materially breached any of its obligations under Section 7.03 with respect to such Superior Proposal and (B) unless the Company (x) concurrently entered into a definitive agreement with respect to such Superior Proposal and (y) paid the Termination Fee pursuant to Section 9.03(b); or

(iii) if (A) all of the closing conditions in Section 8.01 and Section 8.02 have been satisfied or waived by the applicable party (or are then capable of being satisfied) and (B) by the Outside Date, Parent fails to comply with its obligation pursuant to Section 3.02(a) to deposit, or cause to be deposited, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration required to be paid pursuant to Section 3.01(a), including as a result of a breach of the Equity Commitment Letter by Fertitta.

SECTION 9.02 Effect of Termination.

(a) In the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability on the part of any party hereto or any of their respective Affiliates or the directors, officers, employees, agents or Representatives of any of them, and all rights and obligations of each party hereto shall cease, except:

(i) in the case of a termination of this Agreement pursuant to Section 9.01(c)(ii), the Company shall reimburse Parent for its reasonable, documented Transaction Costs, up to a maximum amount of $7,500,000 (the “Expense Reimbursement Amount”), within ten (10) business days of receipt of a reasonably detailed accounting of such expenses, and the Company will not have any other liability hereunder except as provided in clause (ii) below or in Section 9.03; and

(ii) except as otherwise provided in Section 9.03(b) and Section 9.03(c), in the case of a willful breach of any representation, warranty or covenant, the parties hereto acknowledge and agree that the damages suffered or to be suffered by the Company, in the case of a willful breach of this Agreement by Parent or Merger Sub, or by Parent and Merger Sub, in the case of a willful breach of this Agreement by the Company, shall not be limited to the Expense Reimbursement Amount (in the case of a willful breach of this Agreement by the Company) and may include the benefit of the bargain of the Merger to such party, adjusted to account for the time value of money.

(b) Without limiting this Section 9.02, Sections 7.06, this Section 9.02, Section 9.03 and Article X shall survive the termination of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, nothing shall limit or prevent any party from exercising any rights or remedies it may have under Section 10.06 hereof in lieu of terminating this Agreement pursuant to Section 9.01.

SECTION 9.03 Fees and Expenses.

(a) Except as otherwise set forth in this Section 9.03, all Transaction Costs incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses, whether or not any of the Transactions is consummated. As used in this Agreement, “Transaction Costs” shall include all out-of-pocket expenses (including all fees and expenses of counsel, accountants, investment bankers, financing sources, experts and consultants to a party hereto and its Affiliates) incurred by a party or any of its Affiliates, or incurred on behalf of a party, in connection with or related to the authorization, preparation, negotiation, execution or performance of this Agreement, the preparation, printing, filing or mailing of the Schedule 13E-3, the Preliminary Proxy Statement or the Proxy Statement, the solicitation of stockholder approvals and all other matters related to the consummation of the Transactions. Notwithstanding anything contained herein to the contrary (except for Section 9.03(b)), (i) Parent and the Company shall each pay one-half (1/2) of any fees related to any filings required pursuant to the HSR Act, (ii) Parent shall pay (x) any and all fees and expenses of its lenders related to the Financing, (y) any and all fees and expenses related to any filings under any applicable Gaming Laws and Liquor Laws or filings required in connection with any other consents or approvals of Governmental Authorities, and (z) any and all fees and expenses related to any consents or approvals of third parties required in connection with the consummation of the Transactions and (iii) the Company shall pay any and all fees and expenses related to its cooperation in connection with the Debt Financing or any Alternative Financing as provided in Section 7.08(d).

(b) The Company agrees that if this Agreement is terminated:

(i) by Parent or Merger Sub pursuant to Section 9.01(c)(i);

(ii) by the Company pursuant to Section 9.01(d)(ii); or

(iii) (A) (x) pursuant to Section 9.01(b)(i) and, at any time after the date of this Agreement but prior to the Outside Date, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public or communicated to any member of the Special Committee and is not withdrawn or terminated, or (y) pursuant to Section 9.01(c)(ii) and, at any time after the date of this Agreement and prior to the Terminating Company Breach giving rise to the right of Parent or Merger Sub to terminate this Agreement, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public or communicated to any member of the Special Committee and is not withdrawn or terminated or (z) pursuant to Section 9.01(b)(iii) and, at any time after the date of this Agreement and prior to the vote of the Company’s stockholders seeking approval of the Merger at the Special Meeting, an Acquisition Proposal shall have been publicly disclosed or otherwise becomes generally known to the public or communicated to any member of the Special Committee and is not withdrawn or terminated, and (B) in any of cases (x), (y) and (z), within twelve months after the date of such termination, the Company enters into a definitive agreement with respect to or consummates an Acquisition Proposal (whether or not such Acquisition Proposal was made prior to termination of this Agreement or by the same person); provided that for the purposes of this Section 9.03(b)(iii) the term “Acquisition Proposal” shall have the meaning assigned to such term in Section 1.01, except that the references to “20%” shall be deemed to be references to “more than 50%”;

then the Company shall pay Parent the Termination Fee in immediately available funds (x) within two business days after the Termination Date, in the case of clause (i), (y) concurrently with such termination, in the case of clause (ii) and (z) upon the earlier of entry into the definitive agreement with respect to, or consummation of, the Acquisition Proposal, in the case of clause (iii), and, in any case in which the Go-Shop Termination Fee (but not the Post Go-Shop Termination Fee) is required to be paid, shall reimburse Parent for its reasonable, documented Transaction Costs, up to the Expense Reimbursement Amount, within ten (10) business days of receipt of a reasonably detailed accounting of such expenses (unless the Expense Reimbursement Amount has been previously paid pursuant to Section 9.02). “Termination Fee” means $24,000,000 (the “Post Go-Shop Termination Fee”); provided, however, that “Termination Fee” shall mean $3,400,000 (the “Go-Shop Termination Fee”) if the Acquisition Proposal that results in the action or event that forms the basis for such termination is submitted by an Excluded Party before the Go-Shop Period End Date and the right to terminate this Agreement arises, with respect to such Acquisition Proposal, no later than August 15, 2008. In no event shall the Company pay the Termination Fee more than once. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated under any of the circumstances set forth in this Section 9.03(b) as a result of which Parent is entitled to receive payment of the Go-Shop Termination Fee and Transaction Costs or the Post Go-Shop Termination Fee, as applicable: (i) Parent’s right to receive the Go-Shop Termination Fee and Transaction Costs or the Post Go-Shop Termination Fee, as applicable, pursuant to this Section 9.03(b) shall be Parent’s sole and exclusive remedy against the Company or any of its Affiliates, stockholders, directors, officers, Employees, agents or Representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of all amounts that are required to be paid pursuant to this Section 9.03(b), none of the Company or any of its Affiliates, stockholders, directors, officers, Employees, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than any obligation to pay any amounts due pursuant to the second sentence of Section 9.03(d)). Notwithstanding anything to the contrary contained in the foregoing, the amount of any Termination Fee paid to Parent pursuant to this Section 9.03(b) shall be credited against cash amounts, including amounts received as tax “gross-ups” under Section 280G and 4999 of the Code, otherwise due to Fertitta in the event of a Termination Following a Change of Control under the terms of the Employment Agreement, dated as of January 1, 2003, as amended, between the Company and Fertitta (the “Fertitta Employment Agreement”), arising out of an Acquisition Proposal that resulted in the action or event that formed the basis for the termination of this Agreement, and Fertitta’s right to receive all amounts due to him under the terms of the Fertitta Employment Agreement in the event of a Termination Following a Change of Control shall be unaffected by the terms and conditions of this Agreement, except as otherwise expressly set forth in this sentence.

(c) Parent agrees that if this Agreement is terminated by the Company:

(i) pursuant to Section 9.01(d)(i); or

(ii) pursuant to Section 9.01(d)(iii);

then Parent shall pay the Company the Parent Termination Fee in immediately available funds within two business days after the Termination Date and, in any case in which the First Tier Parent Termination Fee (but not the Second Tier Parent Termination Fee) is required to be paid, shall reimburse the Company for its reasonable, documented Transaction Costs, up to the Expense Reimbursement Amount, within ten (10) business days of receipt of a reasonably detailed accounting of such expenses. “Parent Termination Fee” means $24,000,000 (the “Second Tier Parent Termination Fee”); provided, however, that “Parent Termination Fee” shall mean $3,400,000 (the “First Tier Parent Termination Fee”) if the right to terminate this Agreement pursuant to Section 9.01(d)(i) arises no later than August 15, 2008. In no event shall Parent pay the Parent Termination Fee more than once. Notwithstanding anything to the contrary contained in this Agreement, if this Agreement is terminated under the circumstances set forth in this Section 9.03(c) as a result of which the Company is entitled to receive payment of the First Tier Parent Termination Fee and Transaction Costs or the Second Tier Parent Termination Fee, as applicable: (i) the Company’s right to receive the First Tier Parent Termination Fee and Transaction Costs or the Second Tier Parent Termination Fee, as applicable, pursuant to this Section 9.03(c) shall be the Company’s sole and exclusive remedy against Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives for any loss, claim, damage, liability or expense suffered as a result of the failure of any of the Transactions to be consummated; and (ii) upon payment of all amounts that are required to be paid pursuant to this Section 9.03(c), none of Parent, Merger Sub or any of their respective Affiliates, stockholders, directors, officers, employees, agents or Representatives shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions (other than any obligation to pay any amounts due pursuant to the second sentence of Section 9.03(d)).

(d) Each of the parties acknowledges that the agreements contained in Section 9.02(i) and this Section 9.03 are an integral part of the transactions contemplated by this Agreement and that without these agreements, Parent, Merger Sub and the Company would not enter into this Agreement. If the Company or Parent, as the case may be, fails to timely pay any amounts due to the other party pursuant to Section 9.02(i) and/or this Section 9.03, then such paying party shall reimburse the other party for all costs and expenses actually incurred or accrued by such other party (including reasonable fees and expenses of counsel) in connection with the collection under and enforcement of Section 9.02(i) and/or this Section 9.03.

SECTION 9.04 Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time by action taken (a) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (b) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors; provided, that, after the adoption of this Agreement by the stockholders of the Company, no amendment may be made that would reduce the amount or change the type of consideration into which each Share shall be converted upon consummation of the Merger or that would otherwise by Law require approval of the stockholders of the Company, without approval of such stockholders. This Agreement may only be amended pursuant to a written agreement signed by each of the parties hereto.

SECTION 9.05 Waiver. At any time prior to the Effective Time, any party hereto, (a) with respect to Parent and Merger Sub, by their respective Boards of Directors or other governing body and (b) with respect to the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, may in its sole discretion (x) extend the time for the performance of any obligation or other act of any other party hereto, (y) waive any inaccuracy in the representations and warranties contained herein or in any document delivered pursuant hereto and (z) waive compliance with any agreement or condition contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby.

ARTICLE X

GENERAL PROVISIONS

SECTION 10.01 Non-Survival of Representations, Warranties and Agreements. The representations, warranties and agreements in this Agreement shall terminate at the Effective Time or upon the termination of this Agreement pursuant to Section 9.01, as the case may be, except that the agreements set forth in Articles III and X and Section 7.04 shall survive the Effective Time and those set forth in Sections 7.06, 9.02 and 9.03 and Article X shall survive termination indefinitely.

SECTION 10.02 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by facsimile, by a recognized overnight courier service or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Parent, Merger Sub or Fertitta:
Fertitta Holdings, Inc.
1510 West Loop South Houston, Texas 77027
Facsimile: (713) 386-7070
Attention:	Tilman J. Fertitta

with a copy to:

Olshan Grundman Frome

Rosenzweig & Wolosky LLP

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attention: Steven Wolosky, Esq.

Facsimile: (212) 451-2222

if to the Company:

Landry’s Restaurants, Inc.

1510 West Loop South

Houston, Texas 77027

Facsimile: (713) 386-7070

Attention: Steven L. Scheinthal

with a copy to:

King & Spalding, LLP

1180 Peachtree Street, NE

Atlanta, Georgia 30309

Facsimile: (404) 572-5132

Attention: John D. Capers, Jr.

and to:

Haynes and Boone, LLP
1 Houston Center
1221 McKinney, Suite 2100

Houston, Texas 77010

Facsimile: (713) 236-5652

Attention: Arthur S. Berner

SECTION 10.03 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto, in the case of the Company, by the Special Committee if then in existence or otherwise by resolution of a majority of its Disinterested Directors, shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

SECTION 10.04 Entire Agreement; Assignment. This Agreement, together with the Company Disclosure Letter and the Parent Disclosure Letter, constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise without the prior written consent of the other parties, and any assignment without such consent shall be null and void, except that, subject to Section 7.05(f), Parent and Merger Sub may assign all or any of their rights and obligations hereunder to any direct or indirect wholly owned subsidiary of Parent; provided that no such assignment shall relieve the assigning party of its obligations hereunder; provided, further, that as a condition of such assignment, the assignee expressly assumes the obligations of the assignor.

SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.04 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

SECTION 10.06 Specific Performance. The parties hereto agree that irreparable damage would occur in the event any provision of this Agreement were not performed in accordance with the terms hereof and that the parties are entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

SECTION 10.07 Governing Law. This Agreement shall be governed by, construed and enforced in accordance with, the Laws of the State of Delaware without regard to the conflict of laws principles thereof.

SECTION 10.08 Jurisdiction; Venue. All Actions arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware state or federal court. The parties hereto hereby (A) submit to the exclusive jurisdiction of any Delaware state or federal court for the purpose of any Action arising out of or relating to this Agreement brought by any party hereto, and (B) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts; provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 10.08 and shall not be deemed to be a general submission to the jurisdiction of such court or in the State of Delaware other than for such purposes.

SECTION 10.09 Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any Action directly or indirectly arising out of, under or in connection with this Agreement or the Transactions. Each of the parties hereto (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of any Action, seek to enforce that foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to enter into this Agreement and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

SECTION 10.10 Interpretation.

(a) When a reference is made in this Agreement to an Article, a Section or Exhibit, such reference shall be to an Article of, a Section of, or an Exhibit to, this Agreement unless otherwise indicated.

(b) The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

(c) Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

(d) The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

(e) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein.

(f) The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term.

SECTION 10.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

SECTION 10.12 Fertitta Guarantee.

(a) Obligations. As a condition and inducement to the Company’s willingness to enter into this Agreement, Fertitta hereby absolutely and irrevocably guarantees to the Company, on the terms and subject to the conditions set forth in this Section 10.12, the prompt payment, on demand and in lawful money of the United States, of Parent’s payment obligations under Sections 7.05(b) (the proviso only), 9.03(a) and 9.03(c) of this Agreement (the “Obligations”).

(b) Continuing Guaranty. This Section 10.12 is a continuing guaranty of the Obligations and shall remain in full force and effect until the first to occur of (i) the indefeasible payment in full of the Obligations, (ii) the termination of this Agreement in accordance with its terms, but only if neither Parent nor Merger Sub has any Obligation to the Company that survives such termination and (iii) the Effective Time (the “Guarantee Termination”). Upon the Guarantee Termination, this Section 10.12 shall automatically become void and Fertitta shall thereafter have no liability arising hereunder. Fertitta understands and agrees that, subject to the immediately preceding two sentences, this Section 10.12 shall be binding upon Fertitta and his successors and assigns, shall be construed as an absolute, irrevocable and continuing guaranty of payment and shall be enforceable by the Company and its successors, transferees and assigns, subject to the terms and conditions set forth herein.

(c) Nature of Obligations; Change of Obligations.

(i) The Company shall not be obligated to file any claim relating to the Obligations if Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Fertitta’s obligations under this Section 10.12. If any payment to the Company under this Section 10.12 is rescinded or must otherwise be returned for any reason whatsoever, Fertitta shall remain liable under this Section 10.12 with respect to the Obligations as if such payment had not been made. Any circumstance which operates to toll any statute of limitations applicable to Merger Sub or Parent shall also operate to toll the statute of limitations applicable to Fertitta.

(ii) Fertitta authorizes Merger Sub, Parent and the Company, without notice or demand and without affecting Fertitta’s liability under this Section 10.12, from time to time, to make any change to the terms of this Agreement (other than under this Section 10.12, which shall require Fertitta’s prior written consent) or in any other term of all or any of the Obligations, or any other amendment or waiver of or any consent to departure from this Agreement or any of the documents executed in connection herewith.

(d) Waivers.

(i) Fertitta hereby waives any right he may have to (i) require the Company to proceed against Parent or any other person liable on the Obligations or to pursue any other remedy in the Company’s power whatsoever, and (ii) have the proceeds of property of Merger Sub, Parent or any other person liable on the Obligations first applied to the discharge of the Obligations. When making any demand on Fertitta under this Section 10.12 against the Obligations, the Company has the right, but is not required, to make a similar demand on Parent, and any failure by the Company to make any such demand or to collect any payments from Parent will not relieve Fertitta of his obligations or liabilities under this Section 10.12. The Company may, at its election, exercise any right or remedy it may have against Parent or any other person without affecting or impairing in any way the liability of Fertitta, except to the extent the Obligations have been indefeasibly paid.

(ii) Fertitta agrees that, except to the extent the Obligations have been indefeasibly paid, his obligations under this Section 10.12 shall not be released or discharged, in whole or in part, or otherwise affected by: (A) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent, Merger Sub or any other person interested in the Transactions; (B) any change in the scope, time, place or manner of performance of any of the Obligations or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of this Agreement or any other contract evidencing, securing or otherwise executed in connection with any of the Obligations; (C) the addition, substitution or release of any entity or other person interested in the Transactions; (D) any change in the corporate existence, structure or ownership of Parent, Merger Sub or any other person interested in the Transactions; (E) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub; (F) the existence of any claim, set-off or other right which Fertitta may have at any time against Parent, Merger Sub or the Company, other than in connection with the Obligations; (G) the adequacy of any other means the Company may have of obtaining payment of any of the Obligations; (H) any lack of authority of any officer, director or any other person acting or purporting to act on behalf of Merger Sub or Parent, or any defect in the formation of Merger Sub or Parent; (I) any act or omission by Merger Sub or Parent which directly or indirectly results in or aids the discharge of Parent from any Obligations by operation of Law or otherwise; or (J) any modification of the Obligations, in any form whatsoever, including, without limitation, the renewal, extension, acceleration or other change in time for payment of the Obligations, any waiver or modification of conditions precedent or any other change in the terms of the Obligations or any part thereof.

(iii) Fertitta hereby waives all presentments, demands for performance, notices of nonperformance, protests, notices of protest, notices of dishonor and notices of acceptance of his obligations under this Section 10.12 and of the existence, creation or incurring of new or additional obligations, other than notice required by Section 10.02.

(iv) Fertitta hereby waives notice of any action taken or omitted by the Company in reliance on or under this Section 10.12, any requirement that the Company be diligent and prompt in making demands under this Section 10.12, notice of any waiver or amendment of any terms and conditions of this Agreement (other than under this Section 10.12), notice of any default by Merger Sub or Parent or the assertion of any right of the Company under this Section 10.12, and any right to plead or assert any election of remedies in any action to enforce this Section 10.12 in respect of his obligations hereunder.

(e) No Waiver; Cumulative Rights. No failure on the part of the Company to exercise, and no delay by the Company in exercising, any of its rights, remedies or powers under this Section 10.12 will operate as a waiver thereof, nor shall any single or partial exercise by the Company of any of its rights, remedies or powers under this Section 10.12 preclude the Company from any other or future exercise of any its rights, remedies or powers. Each and every right, remedy and power hereby granted to the Company or allowed it by Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

(f) Bankruptcy Not Discharge. The Company shall not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect Fertitta’s obligations under this Section 10.12. Subject to the second sentence of Section 10.12(b), the obligations under this Section 10.12 shall continue to be effective or be reinstated, as the case may be, if, and solely to the extent, at any time payment, or any part thereof, of any or all of the Obligations is rescinded or must otherwise be restored or returned by the Company upon the insolvency, bankruptcy or reorganization of Merger Sub or Parent. Notwithstanding any modification, discharge or extension of the Obligations or any amendment, waiver, modification, stay or cure of the Company’s rights which may occur in any bankruptcy or reorganization case or proceeding concerning Merger Sub or Parent, whether permanent or temporary, and whether or not assented to by the Company, Fertitta hereby agrees that he shall be obligated under this Section 10.12 to pay the Obligations as set forth in this Section 10.12 in effect on the date hereof. Fertitta understands and acknowledges that by virtue of this Section 10.12, he has specifically assumed any and all risks of a bankruptcy or reorganization case or proceeding with respect to Merger Sub or Parent.

(g) Fertitta’s Understanding With Respect to Waivers. Fertitta acknowledges that (a) he will receive substantial direct and indirect benefits from the Transactions, (b) each waiver set forth in this Section 10.12 is knowingly made in contemplation of such benefits, with Fertitta’s full knowledge of its significance and consequences and made after the opportunity to consult with counsel of his own choosing, and (c) under the circumstances, the waivers are reasonable and not contrary to public policy or Law. If any of said waivers are determined to be contrary to any applicable Law or public policy, such waiver shall be effective only to the extent permitted by Law.

(h) Survival of Covenants. All covenants and agreements of Fertitta contained in this Section 10.12 shall survive the execution and delivery of this Agreement and shall be deemed made continuously, and shall continue in full force and effect, until the Guarantee Termination.

[Signature Page Follows]

IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

FERTITTA HOLDINGS, INC.
By:
	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President

FERTITTA ACQUISITION CO.
By:
	Name:	Tilman J. Fertitta
	Title:	Chief Executive Officer and President

LANDRY’S RESTAURANTS, INC.
By:
Name:
Title:

The undersigned hereby (i) agrees to be bound by the provisions of Section 7.10 and Article X of this Agreement and (ii) acknowledges and accepts the provisions set forth in the last sentence of Section 9.03(b) of this Agreement.

Tilman J. Fertitta

EXHIBIT A

CERTIFICATE OF INCORPORATION

OF

LANDRY’S RESTAURANTS, INC.

The undersigned, being the sole incorporator herein named for the purpose of forming a corporation pursuant to the General Corporation Law of the State of Delaware, does hereby certify that:

FIRST: The name of this Corporation is Landry’s Restaurants, Inc. (the “Corporation”).

SECOND: The address, including street, number, city and county, of the registered office of the Corporation in the State of Delaware is 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent; and the name of the registered agent of the Corporation in the State of Delaware at such address is National Registered Agents, Inc.

THIRD: The nature of the business and of the purposes to be conducted and promoted by the Corporation is to conduct any lawful business, to promote any lawful purpose, and to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The aggregate number of shares of stock that the Corporation shall have authority to issue is One-Thousand (1,000) shares of Common Stock, par value $0.01 per share.

FIFTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of Section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders, of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

SIXTH: The original By-Laws of the Corporation shall be adopted by the incorporator; thereafter, the power to make, alter, or repeal the By-Laws, and to adopt any new By-Law, shall be vested in the Board of Directors.

SEVENTH: To the fullest extent that the General Corporation Law of the State of Delaware, as it exists on the date hereof or as it may hereafter be amended, permits the limitation or elimination of the liability of directors, no director of this Corporation shall be personally liable to this Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. Notwithstanding the foregoing, a director shall be liable to the extent provided by applicable law: (1) for any breach of the directors’ duty of loyalty to the Corporation or its stockholders; (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (3) under section 174 of the General Corporation Law of the State of Delaware; or (4) for any transaction from which the director derived any improper personal benefit. Neither the amendment or repeal of this Article, nor the adoption of any provision of this Certificate of Incorporation inconsistent with this Article, shall adversely affect any right or protection of a director of the Corporation existing at the time of such amendment or repeal.

EIGHTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as the same may be amended and supplemented, indemnify any and all persons whom it shall have power to indemnify under said section from and against any and all of the expenses, liabilities or other matters referred to in or covered by said section. The Corporation shall advance expenses to the fullest extent permitted by said section. Such right to indemnification and advancement of expenses shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person. The indemnification and advancement of expenses provided for herein shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any By-Law, agreement, vote of stockholders or disinterested directors or otherwise.

IN WITNESS WHEREOF, I, the undersigned, for the purpose of forming a corporation pursuant to the Delaware General Corporation Law, do hereby declare and certify that the facts herein stated are true, and accordingly have hereunto set my hand this      day of June 2008.

Sole Incorporator